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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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IRON MOUNTAIN INCORPORATED
(Name of Registrant as Specified In Its Charter)

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IRON MOUNTAIN INCORPORATED
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2014

To the Stockholders of
IRON MOUNTAIN INCORPORATED:

        Iron Mountain Incorporated will hold its 2014 Annual Meeting of Stockholders at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, on May 29, 2014, at 9:00 a.m. local time for the following purposes:

  1.
  To elect eleven directors to the Board of Directors of Iron Mountain Incorporated for a one-year term as directors or until their successors are elected and qualified;

  2.
  To hold a non-binding, advisory vote on the compensation of Iron Mountain Incorporated's named executive officers as described in the accompanying Proxy Statement;

  3.
  To ratify the selection by the Audit Committee of Deloitte & Touche LLP as Iron Mountain Incorporated's independent registered public accounting firm for the year ending December 31, 2014; and

  4.
  To transact such other business as may properly come before the Annual Meeting.

        Attached to this notice is a Proxy Statement relating to the proposals to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on April 3, 2014 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. This Proxy Statement is dated April 14, 2014.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a stockholder identification number, which is being mailed to you on a Notice Regarding the Availability of Proxy Materials.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    We urge you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to cast your vote without delay as instructed in the Notice Regarding the Availability of Proxy Materials that you received in the mail. You may also request a paper proxy card at any time on or before May 15, 2014 to submit your vote by mail. Proxies may be revoked, or the votes reflected in the proxy changed, by (1) delivering written notice or another duly executed proxy bearing a later date to the Secretary of Iron Mountain Incorporated, (2) completing another proxy in the same manner indicated on the website referred to in the Notice Regarding the Availability of Proxy Materials or (3) attending the Annual Meeting and voting in person. If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the Annual Meeting, except as otherwise discussed in the Proxy Statement.

        All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,
ERNEST W. CLOUTIER, Secretary
Boston, Massachusetts April 14, 2014

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014: This Notice of Annual Meeting and Proxy Statement, Iron Mountain Incorporated's Annual Report to Stockholders for the year ended December 31, 2013 and directions to the Annual Meeting are available at: www.materials.proxyvote.com/462846.

IRON MOUNTAIN INCORPORATED
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 29, 2014

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of Iron Mountain Incorporated, or Iron Mountain, the Company, we, us or our, for use at the Annual Meeting of Stockholders to be held on May 29, 2014, or the Annual Meeting, or at any adjournment or postponement thereof. All stockholders of record on April 3, 2014 are invited to attend the Annual Meeting. The Company's Annual Report to Stockholders for the year ended December 31, 2013 and the Notice Regarding the Availability of Proxy Materials relating to the Annual Meeting, or the Notice of Internet Availability, are first being mailed to stockholders of the Company on or about April 14, 2014.

        Iron Mountain will bear all costs of solicitation of proxies. Brokers, banks, custodians and other fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy solicitation materials. Solicitation of proxies by mail may be supplemented by telephone, telecopier or personal solicitation by directors, officers or other regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

        The Board unanimously recommends that you vote:

  •
  FOR the election of each of the Board's nominees for director;

  •
  FOR the approval of a non-binding, advisory resolution approving the compensation of our Named Executive Officers (defined below) as described in this Proxy Statement; and

  •
  FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.

Stockholders Entitled to Vote

        Iron Mountain's common stock, $0.01 par value per share, or the Common Stock, is the only class of voting securities outstanding and entitled to vote at the Annual Meeting. As of the close of business on April 3, 2014, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, or the Record Date, 191,916,171 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter.

How to Vote

        Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares today.

        If you wish to receive a paper or email copy of the proxy card to complete and mail to the Company in time for the Annual Meeting, you may request one at any time on or before May 15, 2014. You may vote your shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability you received in the mail, or the Website, by completing and returning a proxy card, or by attending the Annual Meeting and voting in person. Votes provided over the internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on May 28, 2014.

If You Are a Registered Holder of Common Stock

        If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the Annual Meeting or by voting in person at the Annual Meeting. By submitting a proxy (on a proxy card or in the manner provided on the Website), you are legally authorizing another person to vote your shares on your behalf. We urge you to vote (1) FOR the Board's nominees for director, (2) FOR the approval of a non-binding, advisory resolution approving the compensation of our Named Executive Officers as described in this Proxy Statement and (3) FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014. If you submit your executed proxy card or submit a proxy in the manner provided on the Website, your shares will be voted as specified by you on the proxy and, unless otherwise directed, will be voted in accordance with the Board's recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

        In case a quorum is not present at the Annual Meeting, the holders of a majority of the voting power of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting (without notice other than announcement of adjournment at the Annual Meeting) to another time, or to another time and place.

        Whether or not you plan to attend the Annual Meeting, we urge you to promptly vote over the internet or by telephone in the manner provided on the Website or by completing and returning a proxy card. If you later decide to attend the Annual Meeting and vote in person, the vote you cast in person at the Annual Meeting will automatically revoke any previously submitted proxy.

If You Hold Your Shares of Common Stock "In Street Name"

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the holder of record, or street name holder, that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items.

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares.

Quorum

        The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting will constitute a quorum. Shares represented by valid proxies will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is noted as casting a vote or abstaining. Shares represented by broker non-votes will be treated as present for purposes of determining a quorum. Shares voted by a broker on any issue other than a procedural motion will be considered present for all quorum purposes, even if the shares are not voted on every matter.

Votes Required

        As more fully described in this Proxy Statement:

  •
  Each nominee for director must receive a majority of the votes cast on his or her nomination to be elected;

  •
  Approval of a non-binding, advisory resolution approving the compensation of our Named Executive Officers as described in this Proxy Statement requires the affirmative vote of a majority of the votes cast on the proposal; and

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  Approval of the proposal to ratify the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes

        A "broker non-vote" occurs on an item when a broker identified as the record holder of shares is not permitted by the rules of the New York Stock Exchange, or the NYSE, to vote on that item without instruction from the beneficial owner of the shares and no instruction has been received. Under the NYSE rules, brokers may vote on "routine" matters even without instructions from the street name holder. The election of directors and the advisory vote on executive compensation are not "routine" matters for purposes of broker voting. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and your shares will be counted as "broker non-votes." The ratification of the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2014 is a routine matter; therefore, there will be no broker non-votes in connection with that matter.

        A properly completed proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein, and, unless otherwise directed, the shares represented by the proxy card will be voted:

  •
  "For" the election of the Board's nominees for director listed in this Proxy Statement;

  •
  "For" the approval of a non-binding, advisory resolution approving the compensation of our Named Executive Officers as described in this Proxy Statement; and

  •
  "For" the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.

        Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect the proposals that are being submitted to the stockholders at the Annual Meeting. Although the advisory vote on the proposed resolution to approve the compensation of the Company's Named Executive Officers is non-binding, the Compensation Committee of the Board will consider the outcome of the vote when making future compensation decisions for the Company's Named Executive Officers.

Attendance at the Annual Meeting

        Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the Record Date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the

Annual Meeting or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Annual Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Annual Meeting, you must also provide a "legal proxy" obtained from your custodian.

Revocability of Proxies

        Any stockholder giving a proxy in the manner set forth in the Notice of Internet Availability has the power to revoke such proxy at any time before it is exercised. If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by voting over the internet or by telephone at a later time in the manner provided on the Website. Any such notice or vote must be received by 11:59 p.m. Eastern Daylight Time on May 28, 2014. You may also revoke your proxy by attending the Annual Meeting and voting in person.

        Please note, however, that only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting, as described in this Proxy Statement.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change your voting instruction. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

        Our principal executive offices are located at One Federal Street, Boston, Massachusetts 02110.

        The Company's website address, www.ironmountain.com, is included several times in this Proxy Statement as a textual reference only, and the information in the Company's website is not incorporated by reference into this Proxy Statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, the Company may furnish proxy materials via the internet. Accordingly, all of the Company's stockholders will receive a Notice of Internet Availability, which will be mailed on or about April 14, 2014.

        On the date of mailing the Notice of Internet Availability, stockholders will be able to access all of the proxy materials at www.materials.proxyvote.com/462846. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how you may access and review all of the important information contained in the proxy materials (including the Company's Annual Report to stockholders) over the internet or through other methods specified on the Website. The Website contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

 ITEM 1

ELECTION OF DIRECTORS

        The Board currently consists of twelve directors. In March 2014, the size of the Board was set at 11 directors, to take effect immediately at the conclusion of the Annual Meeting. Each current director, other than Mr. Walter C. Rakowich, who joined the board on August 16, 2013, served for a one-year term, and the term of each director, including Mr. Rakowich, will expire at the Annual Meeting. Mr. Arthur D. Little and Ms. Laurie A. Tucker are not standing for re-election at the Annual Meeting.

        At the Annual Meeting, all nominees are to be elected for one-year terms to serve until the Company's 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified. The Board has selected as nominees the following eleven individuals, all of whom, with the exception of Ms. Pamela M. Arway, are current directors of the Company: Ted R. Antenucci, Pamela M. Arway, Clarke H. Bailey, Kent P. Dauten, Paul F. Deninger, Per-Kristian Halvorsen, Michael W. Lamach, William L. Meaney, Walter C. Rakowich, Vincent J. Ryan and Alfred J. Verrecchia. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve.

Required Vote

        Each nominee for director must receive a majority of the votes on his or her nomination to be elected. This means a nominee will be elected to the Board only if the votes cast "For" such nominee's election exceed the votes cast "Against" such nominee's election, with abstentions and broker non-votes not counting as votes "For" or "Against." Under the Company's Bylaws, if the number of votes cast "For" a director nominee does not exceed the number of votes "Against" the director nominee, and if the nominee is an incumbent director, then he or she must promptly tender his or her resignation from the Board. Each incumbent director has already tendered an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for re-election at the Annual Meeting or any meeting of stockholders at which he or she faces re-election and (2) the acceptance of such resignation by the Board. The Board will decide within ninety days of the certification of the stockholder vote, through a process managed by the Nominating and Governance Committee of the Board and excluding the nominee in question, whether to accept the resignation. The Board's explanation of its decision will be promptly disclosed in a filing with the SEC.

        As previously mentioned, brokers are not permitted to vote your shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proxy so that your votes may be counted on this important matter.

        The Board recommends that you vote FOR the election of each of the Board's eleven nominees to serve as directors of Iron Mountain until the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified.

Information Concerning the Directors and Director Nominees

        Set forth below is the name and age of each of our director nominees and his or her principal occupation as of April 3, 2014, as well as his or her business experience during the past five years and the names of certain other companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity and sound judgment and excellent analytical skills. Each of our director nominees has demonstrated business acumen and complements the attributes and skills of the other director nominees. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Ted R. Antenucci Age 49	Mr. Antenucci has been one of our directors since June 2011. Mr. Antenucci currently serves as both president and chief executive officer of Catellus Development Corporation, or Catellus, a private real estate developer, positions he has held since March 2011. Additionally, until June 30, 2011, he served in a dual role as president and chief investment officer of Prologis, Inc., or Prologis, a public industrial real estate investment trust, or a REIT, positions he assumed in 2007. Prior to these roles, Mr. Antenucci served from 2005 to 2007 as president of global development for Prologis. From 2001 to 2005, he was president of Catellus Commercial Development, a subsidiary of Catellus, until Catellus and Prologis merged in 2005. Mr. Antenucci serves on the board of directors of Hudson Pacific Properties, a publicly held company, on the board of Catellus and as a trustee of the Children's Hospital Foundation, a non-profit organization. Mr. Antenucci holds a Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara. We believe Mr. Antenucci's qualifications for nomination include valuable industry knowledge and management expertise that Mr. Antenucci has developed as an executive of an industrial REIT and as a member of the board of directors of a publicly held real estate company, as well as his experience in real estate acquisitions, operations and capital allocation.
Pamela M. Arway Age 60
Ms. Arway has been nominated for election as a new Iron Mountain director at the Annual Meeting. Ms. Arway served in a number of capacities during her 21-year career with the American Express Company, Inc., a global payments, network and travel public company, and its subsidiaries, until her retirement in 2008. Ms. Arway served as president, Japan/Asia Pacific/Australia Region, American Express International, Inc., Singapore from October 2005 to January 2008. From December 2004 to October 2005, Ms. Arway served as chief executive officer, American Express Australia Ltd., Sydney, Australia. From July 2000 to December 2004, Ms. Arway served as executive vice president and general manager, Corporate Travel North America, American Express Company, Inc. Ms. Arway has been a director of The Hershey Company, a public company, since May 2010 and has been a director of DaVita Healthcare Partners, Inc., a public company, since May 2009. Ms. Arway holds a Bachelor's degree in languages from Memorial University of Newfoundland and a Master of Business Administration degree from Queen's University, Kingston, Ontario, Canada. We believe Ms. Arway's qualifications for nomination include her significant leadership experience as a global executive, her expertise in the areas of marketing, international business, finance and government affairs and her experience as a board member of several large public companies.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Clarke H. Bailey Age 59	Mr. Bailey has been one of our directors since January 1998. Since 1990, Mr. Bailey has served as a director of EDCI Holdings, Inc., a private company that until November 2011 was engaged in the manufacture and distribution of CDs and DVDs, and has served as its chairman since June 1999 and its chief executive officer since July 2009. Mr. Bailey also previously served as chief executive officer of EDCI Holdings, Inc. from November 2003 to November 2006. Mr. Bailey has served as a director of SMTC Corporation, a publicly held company, since June 2011, and he has served as executive chairman and interim chief financial officer of SMTC Corporation since May 2013. He holds a Master of Business Administration degree from The Wharton School, University of Pennsylvania. We believe Mr. Bailey's qualifications for nomination include his deep industry knowledge and experience gained as the former chief executive officer of Arcus Data Security, an offsite data protection business acquired by Iron Mountain in 1998, his understanding of our businesses, operations and strategies as an Iron Mountain Board member for the past 16 years, his past experience as chairman and chief executive officer of another publicly held company, his service on the boards of directors of other publicly held companies and his experience as chairman of our Compensation Committee.
Kent P. Dauten Age 58
Mr. Dauten has been one of our directors since November 1997. He also serves as Managing Director of Keystone Capital, Inc., a private investment firm, a position he has held since founding the firm in February 1994. Mr. Dauten served as a director of Health Management Associates, Inc., a publicly held hospital management firm, from November 1988 until August 2013. He holds a Master of Business Administration degree from Harvard Business School. We believe Mr. Dauten's qualifications for nomination include his deep industry knowledge and experience as the former president of HIMSCORP, Inc., a records management company acquired by Iron Mountain in 1997, his extensive knowledge of the capital markets and business management as the managing director of a private investment business, his understanding of our businesses, operations and strategies as an Iron Mountain Board member for over 16 years, his qualification as a financial expert on our Audit Committee, his service on the board of directors of another publicly held company and his prior experience as our lead independent director.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Paul F. Deninger Age 55	Mr. Deninger joined our Board in September 2010. Mr. Deninger has been a senior managing director at Evercore Partners, Inc., a publicly held investment banking advisory firm, since February 2011. From December 2003 until October 2010, Mr. Deninger served as a vice chairman at Jefferies & Company, Inc., or Jefferies, a global securities and investment banking firm and the principal operating subsidiary of Jefferies Group, Inc. Prior to Jefferies, Mr. Deninger held various positions at Broadview International LLC, or Broadview, a private investment banking firm he joined in 1987, including serving as its chairman and chief executive officer at the time Broadview was acquired by Jefferies in 2003. Mr. Deninger holds a Bachelor of Science degree from Boston College and a Master of Business Administration from Harvard Business School. We believe Mr. Deninger's qualifications for nomination include his deep knowledge of capital markets, merger and acquisition strategies and technology services businesses as well as his extensive management experience including as a former chief executive officer.
Per-Kristian Halvorsen Age 62
Mr. Halvorsen joined our Board in September 2009. Mr. Halvorsen has been chief innovation officer and senior vice president of Intuit Inc., or Intuit, a publicly held software company, since December 2008. Prior to that role, Mr. Halvorsen served as Intuit's chief technology officer from 2007 to 2008 and chief technology innovation officer from 2006 to 2007. Prior to Intuit, Mr. Halvorsen was vice president and center director of Solutions and Services for Hewlett Packard where, from 2000 to 2005, he oversaw global research and advanced technology for its IT services division. Mr. Halvorsen was laboratory manager and principal scientist at Xerox Palo Alto Research Center, where he worked for 17 years and founded the Information Sciences and Technology Lab. He is a director of Autodesk Inc., a publicly held company. Mr. Halvorsen holds a Ph.D. and a Master of Arts degree from the University of Texas at Austin. We believe Mr. Halvorsen's qualifications for nomination include his extensive knowledge about the technology industry, the development and use of new technology and the overall operation of technology businesses through his experience at large technology companies, his understanding and insight with respect to international businesses and his experience as a member of the boards of directors of publicly held companies.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Michael W. Lamach Age 50	Mr. Lamach joined our Board in July 2007. In June 2010, Mr. Lamach was appointed as chairman, president and chief executive officer of Ingersoll Rand, plc., or Ingersoll Rand, a publicly held diversified industrial company. Prior to this, he held the positions of president and chief executive officer of Ingersoll Rand from February 2010 through June 2010. Mr. Lamach served as president and chief operating officer of Ingersoll Rand from February 2009 through February 2010 and was a senior vice president and president of various sectors of Ingersoll Rand since February of 2004. He holds a Bachelor of Science degree in engineering from Michigan State University and a Master of Business Administration degree from Duke University. We believe Mr. Lamach's qualifications for nomination include his extensive career of successfully leading global businesses, which brings significant experience and expertise to the Company's management and governance, and his significant business leadership, which encompasses global responsibilities in the automotive components, controls, security and HVAC systems segments, representing a broad and diverse range of products, services, markets and channels, applied technologies and operational profiles.
William L. Meaney Age 54
Mr. Meaney assumed the role of the Company's chief executive officer, or CEO, and, simultaneously, became a member of the Board in January 2013. Mr. Meaney served as chief executive officer of The Zuellig Group, a private business-to-business conglomerate, from August 2004 until March 2012. Prior to that position, Mr. Meaney served as Managing Director and Chief Commercial Officer for Swiss International Air Lines, Ltd., a private company providing passenger and cargo transportation services in Europe and internationally, from December 2002 to January 2004. Mr. Meaney currently serves on the board of directors of Qantas Airways Limited, an Australian public company offering passenger and air freight transportation services in Australia and internationally, and on the boards of trustees of Carnegie Mellon University and Rensselaer Polytechnic Institute. Mr. Meaney holds a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master of Science degree in Industrial Administration from Carnegie Mellon University. We believe Mr. Meaney's qualifications for nomination include his understanding of our businesses, operations and strategies as our current CEO, his extensive experience with global operations and capital allocation and his experience leading a primarily business-to-business company.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Walter C. Rakowich Age 56	Mr. Rakowich has been one of our directors since August 2013. Mr. Rakowich is a former CEO of Prologis, where he worked for 18 years before retiring in December 2012. Mr. Rakowich served as CEO of Prologis from November 2008 through June 2011, when Prologis merged with AMB Property Corporation, after which he assumed the role of co-CEO and served as a member of the Prologis board of directors until December 2012. Before becoming CEO, Mr. Rakowich held a number of senior management positions while at Prologis, including managing director and chief financial officer from December 1998 to January 2005 and president and chief operating officer from January 2005 to November 2008. Mr. Rakowich served on the Prologis board of trustees from January 2005 through June 2011. Mr. Rakowich is a member of the board of directors of Host Hotels & Resorts, Inc., a public company. Mr. Rakowich holds a Bachelor of Science degree in accounting from Pennsylvania State University and a Master of Business Administration degree from Harvard Business School. We believe Mr. Rakowich's qualifications for nomination include valuable industry knowledge and management expertise that Mr. Rakowich has developed as CEO of an industrial REIT, as well as his corporate finance and accounting expertise.
Vincent J. Ryan Age 78
Mr. Ryan has been one of our directors since prior to 1990. Mr. Ryan is the founder of Schooner Capital LLC, or Schooner, a private investment firm, and has served as its chairman and chief executive officer since 1971, and as its president from 1971 to 1985 and from 1996 to 1999. Prior to November 1995, Mr. Ryan served as chairman of our Board. We believe Mr. Ryan's qualifications for nomination include his extensive knowledge of the capital markets and business management as a venture capitalist, his understanding of our businesses, operations and strategies as a member of our Board for more than 24 years, his experience in the records management and offsite data protection industries for more than 30 years and his experience as chairman of our Finance Committee. Due to Mr. Ryan's exceptional qualifications and contributions to our Board, and pursuant to the Company's Corporate Governance Guidelines and, specifically, the Company's director retirement and term limits, the Board has affirmatively determined it to be in the Company's best interests that Mr. Ryan stand for re-election after reaching the age of 75.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Alfred J. Verrecchia Age 71	Mr. Verrecchia became a member of our Board in March 2010 and has served as our Independent Chairman since March 2013. Mr. Verrecchia has been chairman of the board of directors of Hasbro, Inc., or Hasbro, a publicly held branded play company, since May 2008. He was the president and chief executive officer of Hasbro from 2003 until 2008, and prior to that he served as Hasbro's chief operating officer and chief financial officer. Mr. Verrecchia has served on the board of directors of several publicly held companies, including Old Stone Corp. from 1987 to 2012, FGX International Holdings Limited from February 2009 to March 2010 and CVS Caremark from September 2004 to March 2007. Mr. Verrecchia holds a Bachelor of Arts degree in accounting from the University of Rhode Island and a Master of Business Administration degree from the University of Rhode Island. We believe Mr. Verrecchia's qualifications for nomination include his strong understanding and insights related to the operation of an enterprise in both the U.S. and international markets as the current chairman and former chief executive officer and president of a multinational publicly held corporation, his experience transforming a traditional product business, his extensive understanding of the capital markets and accounting as a former chief financial officer, his experience as a member of the board of directors of other publicly held companies and his prior experience as our lead independent director.

Directors Not Standing for Re-Election

Name	Principal Occupations and Business Experience During the Past Five Years
Arthur D. Little Age 70	Mr. Little has been one of our directors since November 1995. Mr. Little has served as an Advisory Board member of Capital Resource Partners since 1992. Mr. Little has also been the president and a principal of L Squared, Inc., a management and business consulting firm, since 2005. He holds a Bachelor of Arts degree in history from Stanford University.
Laurie A. Tucker Age 57
Ms. Tucker joined our Board in March 2007. Ms. Tucker was employed by FedEx Services, Inc., a subsidiary of FedEx Corporation, a publicly held transportation, e-commerce and business services company, from 1978 until 2013, and was most recently senior vice president, Corporate Marketing. Ms. Tucker earned a Bachelor of Arts degree and a Master of Business Administration degree from the University of Memphis. Ms. Tucker is a member of the board of directors of the Blues Foundation, a nonprofit organization, and serves on the advisory board of the Fogelman College of Business at the University of Memphis.

        At a meeting to be held immediately following the Annual Meeting, the Board currently intends to elect officers of the Company. Each officer holds office at the discretion of the Board until the first meeting of the Board following the next annual meeting of stockholders or until such officer sooner dies, resigns or is removed. There are no family relationships between or among any of the Company's officers or directors.

        Set forth below is the name and age of each of our executive officers who is not nominated to be a director of the Company, his or her principal occupation and business experience during the past five years and the names of certain other companies of which he or she served as a director, as of April 3, 2014.

Name	Principal Occupations and Business Experience During the Past Five Years
Ernest W. Cloutier Age 41	Mr. Cloutier was appointed executive vice president, general counsel and secretary of the Company in June 2011. From December 2007 through June 2011, Mr. Cloutier was senior vice president, general counsel and secretary of the Company. Prior to joining the Company, Mr. Cloutier served as senior vice president, general counsel and secretary for Digitas Inc., a publicly held company, from May 2004 to November 2007. Mr. Cloutier holds a Bachelor of Arts degree in Political Science from Bates College and a juris doctor from The American University Washington College of Law.
Roderick Day Age 49
Mr. Day was appointed as the Company's chief financial officer in March 2014. Prior to this appointment, Mr. Day served as the Company's interim chief financial officer since November 2013. Mr. Day also currently serves as senior vice president and chief financial officer of Iron Mountain International, a position he has held since November 2009. In July 2008, Mr. Day joined the Company as chief financial officer of Iron Mountain Europe. Prior to joining the Company, Mr. Day served as chief financial officer at AOL Europe from September 2006 to May 2008. Mr. Day served as vice president, finance and strategy at AOL Europe from August 2003 to August 2006 and director, financial control and planning at AOL Europe from September 2001 to July 2003. Mr. Day holds a degree in Economics from Cambridge University and a Master of Business Administration degree from London Business School.
Anne S. Drapeau Age 47
Ms. Drapeau was appointed executive vice president, strategy and talent of the Company in March 2013. From June 2010 to March 2013, Ms. Drapeau served as executive vice president, human resources and administration of the Company. From January 2010 until June 2010, Ms. Drapeau served as a consultant to the Company. Prior to joining the Company, Ms. Drapeau co-founded the Center for Leading Organizations, a management-consulting firm focused on organizational effectiveness and development and served as managing partner from December 2008 to June 2010. From August 2005 to December 2008, Ms. Drapeau served as executive vice president and chief people officer at Vistaprint, a publicly held company. Ms. Drapeau holds a Bachelor of Science degree in chemical engineering from Bucknell University and a Master of Business Administration degree from the Amos Tuck School at Dartmouth.

Name	Principal Occupations and Business Experience During the Past Five Years
Marc A. Duale Age 61	Mr. Duale was appointed president, Iron Mountain International in September 2008. He served as president of Iron Mountain Europe from May 2006 to September 2008. Prior to joining the Company, Mr. Duale served as managing director for Reuters Asia from January 2002 to April 2006. From 1999 to 2002, Mr. Duale served as chief operating officer for DHL Asia. Mr. Duale holds a Master of Business Administration degree from Harvard Business School and a Master of Science degree in ocean engineering from the Massachusetts Institute of Technology. He also holds a Bachelor of Science degree and a Master of Science degree from Ecole Nationale des Techniques Avancees.
Harold E. Ebbighausen Age 59
Mr. Ebbighausen was appointed executive vice president and general manager, data management and emerging businesses of the Company in January 2014. From October 2008 through December 2013, he served as president, Iron Mountain North America. Prior to October 2008, Mr. Ebbighausen held several senior executive positions within Iron Mountain. From May 2008 through October 2008, he served as president, Americas. From July 2007 through May 2008, he served as president, Global Standards. From December 2004 through June 2007, he served as group president of Iron Mountain North American Service Delivery. From 1998 through 2004, he served as the president of Iron Mountain Off-Site Data Protection, a division of Iron Mountain Information Management, LLC. Mr. Ebbighausen previously had been an executive vice president of the Company since July 1997.
John Tomovcsik Age 46
Mr. Tomovcsik was appointed executive vice president and general manager, records and information management of the Company in January 2014. From January 2007 to December 2013, Mr. Tomovcsik served as executive vice president and chief operating officer, North America, responsible for the operations of the Company's Records Management, Document Management Solutions, Data Management and Secure Shredding core businesses.
Anastasios Tsolakis Age 57
Mr. Tsolakis was appointed executive vice president, global services and chief information officer of the Company in September 2011. Prior to September 2011, Mr. Tsolakis joined the Company in September 2010 as executive vice president and chief information officer. Prior to joining the Company, Mr. Tsolakis served as chief information officer from July 2008 to August 2010 at Affiliated Computer Services, Inc., a Xerox Company and publicly held company. Mr. Tsolakis holds a Masters of Business Administration from the University of Pennsylvania, Wharton Business School, a Ph.D. and Master of Science degree in electrical engineering from Virginia Polytechnic Institute and State University and a Bachelor of Science degree in electrical engineering from Wilkes University.

Board of Directors and Committees

        Independence.    Our Board is composed of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the NYSE. The Board evaluates independence pursuant to NYSE standards each year by affirmatively determining whether each director has a direct or indirect material relationship with the Company (including its subsidiaries) and members of the Company's management that may interfere with such director's ability to exercise his or her independence from the Company. When assessing the materiality of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. None of our independent directors (other than Mr. Deninger and Mr. Ryan) has any relationship with the Company or its management other than his or her service as a director and on committees of the Board, and the Board has concluded that none of these directors possess the objective relationships set forth in the NYSE listing standards that prevent independence.

        In assessing the independence of Mr. Ryan, the Board considered Mr. Ryan's position with Schooner, which subleased space from the Company under a sublease agreement until such agreement was terminated in connection with the relocation of the Company's headquarters, as further described under the "Certain Relationships and Related Transactions" section of this Proxy Statement. The Board determined that, because Schooner paid market rent, subject to certain adjustments for utilities, to the Company prior to the termination of the sublease agreement, this relationship would not interfere with Mr. Ryan's ability to exercise independence from the Company.

        In assessing the independence of Mr. Deninger, the Board considered Mr. Deninger's position as a senior managing director at Evercore Partners Inc., or Evercore. Evercore provided financial advisory services to the Company in 2013, as further described under the "Certain Relationships and Related Transactions" section of this Proxy Statement. The Board determined that, because Mr. Deninger agreed to waive any direct fees he may receive in connection with the Evercore engagement and did not work on the engagement on behalf of Evercore, this relationship would not interfere with Mr. Deninger's ability to exercise independence from the Company.

        The Board has determined that all of our non-management directors qualify as independent under NYSE rules. One of our directors, Mr. Meaney, is a management employee involved in our day-to-day activities and is not considered to be an independent director.

        Attendance.    During the fiscal year ended December 31, 2013, the Board held seven meetings and took three actions by written consent. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and all committees thereof on which such director served that were held during the period for which such director served. All of our directors standing for re-election at the time attended our 2013 Annual Meeting of Stockholders. All directors standing for re-election are expected to attend the Annual Meeting. Our policy with respect to directors' attendance at our annual meetings of stockholders can be found in our Corporate Governance Guidelines, the full text of which appears under the heading "Company/For Investors/Corporate Governance" on our website at www.ironmountain.com.

        Board Leadership Structure.    The Board does not have a formal policy as to whether the roles of Chairman and CEO should be combined or separated. The Board believes that Iron Mountain stockholders are best served by the Board having flexibility to consider the relevant facts and circumstances when the Chairman is elected at any given point in time based on what the Board believes will provide the best leadership structure for the Company at that time, rather than by adhering to a formal standing policy on the subject.

        As a result of the Board's ongoing review of its leadership structure, the Board has determined that the position of Chairman should be held by a non-employee of the Company. In considering the decision as to whether to separate the roles of Chairman and CEO, the Board acknowledged that the decision is company specific and should depend in large part on the current needs of the Company. The Board believes that the current leadership structure, which separates the roles of CEO and Independent Chairman, fosters effective governance and oversight of the Company. The Independent Chairman controls the Board meeting agendas, which ensures that topics deemed important by the independent directors are included in Board discussions and best enables the Board to express its views on our management, strategy and execution. We believe this governance structure promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis. The CEO is responsible for setting the Company's strategy and leading the organization's day-to-day performance. The Independent Chairman is responsible for advising the CEO and presiding over meetings of the Board, presiding over all executive sessions of non-management directors, consulting with the CEO on Board meeting agendas and acting as a liaison between management and non-management directors.

        The Board generally convenes in non-management executive session after each Board meeting.

        Committees.    The Board has the following standing committees: Audit Committee, Compensation Committee, Nominating and Governance Committee and Finance Committee. The Board has adopted a charter for each of its standing committees, all of which are available on our website at www.ironmountain.com under the heading "Company/For Investors/Corporate Governance." Each standing committee has conducted annual self-evaluations and will continue to conduct annual self-evaluations under the oversight of the Nominating and Governance Committee, which will also oversee an annual review of the Board, including evaluations of individual Board members. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each director and each of these committees of their effectiveness as a group in fulfilling charter requirements and other responsibilities, as well as areas for improvement. During the fiscal year ended December 31, 2013, the Audit Committee held 12 meetings and took one action by written consent, the Compensation Committee held eight meetings and took one action by written consent, the Nominating and Governance Committee held five meetings and took one action by written consent and the Finance Committee held seven meetings and took no action by written consent.

        Membership on each committee as of April 1, 2014 is set forth in the chart below.

Committee Membership

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee
Alfred J. Verrecchia(1)	✓*		✓	✓
Ted R. Antenucci	✓			✓
Clarke H. Bailey		✓*	✓
Kent P. Dauten	✓			✓
Paul F. Deninger				✓
Per-Kristian Halvorsen				✓
Michael W. Lamach		✓
Arthur D. Little			✓*
Walter C. Rakowich	✓
Vincent J. Ryan			✓	✓*
Laurie A. Tucker		✓

(1)
Chairman of the Board

*
Committee Chair

        Audit Committee.    Each member of the Audit Committee is independent as defined by the rules of the SEC, the NYSE listing standards and the Audit Committee Charter. In addition, the Board has determined that each member of the Audit Committee is an audit committee financial expert as defined by the rules of the SEC and is financially literate as defined by the NYSE listing standards. The Audit Committee: (1) assists the Board in oversight of the integrity of the Company's financial statements; (2) assists the Board in oversight of the Company's compliance with legal and regulatory requirements; (3) assists the Board in oversight of the independent registered public accounting firm's retention, qualifications and independence; (4) assists the Board in oversight of the performance of the Company's internal audit function and independent auditors; (5) prepares an Audit Committee report as required by the SEC to be included in the annual Proxy Statement; (6) performs such other duties as the Board may assign to the Audit Committee from time to time, such as approving transactions subject to our Related Person Transaction Policies and Procedures described on pages 74 and 75 of this Proxy Statement; and (7) takes other actions to meet its responsibilities as set forth in its written charter. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential and anonymous submission by employees of the Company of any concerns regarding accounting or auditing matters they think may be questionable. Information about these procedures can be found on our website, www.ironmountain.com, under the heading "Company/For Investors/Corporate Governance."

        Compensation Committee.    Each member of the Compensation Committee qualifies as independent under the NYSE listing standards. The Compensation Committee: (1) reviews, approves and recommends to the independent members of the Board the base salary, equity-based incentives and the payment of short-term incentive compensation for the CEO; (2) approves all long-term equity incentives to our employees, including Messrs. Day, Duale, Ebbighausen and Meaney, Ms. Drapeau, Mr. Brian McKeon, our former Chief Financial Officer, and Mr. C. Richard Reese, our former CEO, or the Named Executive Officers, under the Iron Mountain Incorporated 2002 Stock Incentive Plan, or the 2002 Plan; (3) reviews and approves the annual cash compensation for Named Executive Officers (other than the CEO) based on recommendations from the CEO and reports to the Board on such decisions; (4) reviews the Company's cash and stock-based incentive compensation plans to assess their effectiveness in meeting the Company's goals and objections and exercises all of the authority of the Board with respect to the administration of such plans; (5) annually reviews and discusses with management a draft of the Company's Compensation Discussion and Analysis to be included in the Company's Annual Report on Form 10-K and annual proxy statement; (6) annually prepares and publishes an annual report of the Compensation Committee for inclusion in the Company's Annual Report on Form 10-K and annual proxy statement; (7) reviews and discusses at least on an annual basis the risks arising from the Company's compensation policies for its employees; and (8) takes other actions to meet its responsibilities as set forth in its written charter.

        The Board has delegated final authority for compensation decisions for the Named Executive Officers, other than our CEO, to the Compensation Committee. The Compensation Committee has the authority to delegate any of its responsibilities to a sub-committee composed of members of the Compensation Committee, but it has not done so to date.

        For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the "Compensation Discussion and Analysis" section in this Proxy Statement.

        Nominating and Governance Committee.    Each member of the Nominating and Governance Committee qualifies as independent under the NYSE listing standards. The Nominating and Governance Committee: (1) recommends the composition of the Board; (2) identifies and recommends candidates for nomination to the Board; (3) recommends to the Board structures and statements of the duties and responsibilities of each committee of the Board; (4) develops and recommends to the Board and implements corporate governance guidelines applicable to the Company; (5) assists the Board in annually reviewing management succession; (6) develops and monitors an annual process to assess the effectiveness of the Board and implements and oversees an annual review of the performance of the Board (including evaluations of individual Board members) and each of the Board's standing committees; (7) develops and proposes, for approval by the Board, compensation policies for the Company's non-employee directors; (8) annually reviews contributions to candidates made by the Iron Mountain Incorporated Political Action Committee, or IMPAC, and determines the composition of the IMPAC board; and (9) takes other actions to meet its responsibilities as set forth in its written charter.

        Finance Committee.    Although the NYSE listing standards do not require members of the Finance Committee to be independent, all members of the Finance Committee qualify as independent under the NYSE listing standards and the Board's assessment of any material relationships with the Company. The Finance Committee: (1) reviews the Company's capital structure and financial strategies; (2) reviews the Company's material capital allocation decisions, strategic investments and dispositions and other opportunities for maximizing stockholder value; (3) considers and reviews the Company's dividend and share repurchase policies and programs and other strategies to return capital to stockholders; (4) reviews the Company's derivatives and hedging policies and strategies; (5) reviews the Company's investment policies and practices; (6) furnishes periodic reports to the Board concerning the Finance Committee's work; and (7) performs such other duties as the Board may assign to the committee from time to time.

Risk Oversight

        The Board is responsible for oversight of the Company's management of enterprise risks. Iron Mountain senior management is responsible for the Company's risk management process and the day-to-day supervision and mitigation of enterprise risks. The Board receives regular reports on areas of material Company risk, including strategic, operational, financial, legal and regulatory risks. The full Board, or the committee of the Board assigned responsibility for an area of risk, receives reports from the Company executive accountable for understanding and mitigating the identified risk. Historically, of the Board's committees, the Audit Committee has led the oversight of a majority of the risk mitigation initiatives associated with the Company's enterprise risk assessment and management efforts. When a committee of the Board receives a risk report, the chairman of such committee provides a summary of the discussion to the Board during the next regularly scheduled Board meeting. This practice allows the Board and each of its committees to remain coordinated in their oversight of enterprise risk.

Political Expenditures

        Our Global Political Contribution Policy, together with our Code of Ethics and Business Conduct, guide our approach to ethical business behavior and corporate political contributions. Our Global Political Contribution Policy provides that Iron Mountain does not make political contributions in any form or amount from corporate funds or resources, even when permitted by applicable law. This means corporate funds are not used in support of or opposition to political candidates, political parties, political committees and other political entities organized and operating for political candidates. In addition, corporate funds are not used for "electioneering" communications.

        The Company administers IMPAC, which is a non-partisan political action committee supporting congressional candidates at the federal level only. IMPAC allows eligible employees to pool their resources to support candidates who understand the issues important to the Company's business and its employees. Participation in IMPAC is strictly voluntary. Except for administrative expenses, IMPAC is funded solely by the Company's employees and is not supported by funds from the Company. IMPAC complies with federal election laws and all other applicable laws, and reports regularly to the Federal Elections Commission. In addition, IMPAC is governed by a set of bylaws and supervised by a board of directors composed of senior managers from different areas of the Company.

        The Company is a member of a number of trade associations that participate in public relations activities such as education and conferences, but not for the purpose of making political contributions. Our Code of Ethics and Business Conduct and our Global Political Contribution Policy are available on our website under the heading "Company/For Investors/Corporate Governance."

Stockholder Communications to Board of Directors

        The Board believes it is important for stockholders and others to have a process to send communications to the Board. Accordingly, any stockholder, security holder or other interested party who desires to communicate with the Board, any individual director, including the Independent Chairman, or the independent or non-management directors as a group, may do so by regular mail or email directed to the Secretary of the Company. The Secretary's mailing address is c/o Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110; the Secretary's email address is corporatesecretary@ironmountain.com. Upon receiving such mail or email, the Secretary will assess the appropriate director or directors to receive the message and will forward the mail or email to such director or directors without editing or altering it.

Selection of Board of Directors Nominees

        The Board is responsible for developing and approving criteria, in addition to those set forth in our Corporate Governance Guidelines, for candidates for Board membership. The Nominating and Governance Committee is responsible for seeking candidates to become Board members, consistent with the criteria set forth in the Corporate Governance Guidelines and approved by the Board, and for recommending candidates to the entire Board for selection by the Board for nomination to fill vacancies on the Board or expiring terms of directors at each annual meeting of stockholders. The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders.

        Nominees for director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that they will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, the Board's policy is to give due consideration to the Board's overall balance of diversity of perspectives, backgrounds and experiences. To implement and review the effectiveness of our diversity policy, the Nominating and Governance Committee reviews the appropriate skills and characteristics of members of the Board in the context of the then current composition of the Board. It is the practice of the Nominating and Governance Committee to then consider these factors when screening and evaluating candidates for nomination or re-election to the Board. The Board will not nominate for election as director any candidate who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for re-election at the next annual meeting of stockholders at which he or she faces re-election, and (2) acceptance of such resignation by the Board.

        The Nominating and Governance Committee will consider, as part of the process for identifying individuals who might be candidates, individuals who are properly recommended by stockholders for nomination by the Board at a meeting of stockholders at which directors are to be elected. To be proper, a recommendation for a nominee for director with respect to a meeting of stockholders must comply with applicable law, the Company's Bylaws and the Company's Corporate Governance Guidelines. The Nominating and Governance Committee will consider any suggestions offered by other directors or stockholders with respect to potential directors, and there will be no difference in the manner in which potential nominees are evaluated. However, the Nominating and Governance Committee and the Board are not required to enlarge the size of the Board in order to nominate an otherwise fully qualified candidate proposed by a stockholder. A stockholder wishing to nominate a director directly must comply with the procedures described below.

        The Nominating and Governance Committee retained the services of Egon Zehnder International, or Egon Zehnder, in connection with (1) its search for a new director to fill the vacancy on the Board due to Mr. Allan Loren's retirement from the Board effective as of the date of the 2013 Annual Meeting of Stockholders and (2) its search for an additional new director as part of its board succession planning process. Egon Zehnder provides the Nominating and Governance Committee with lists of candidates that meet criteria established by the Board and assists the Nominating and Governance Committee in meeting and assessing the qualifications of candidates in order to assist the committee with its review of potential candidates. Mr. Walter C. Rakowich and Ms. Pamela M. Arway were candidates identified by Egon Zehnder.

Nominations and Proposals of Stockholders

        A stockholder who, in accordance with Rule 14a-8, or Rule 14a-8, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, wants to present a proposal for inclusion in the Company's 2015 Proxy Statement and proxy card relating to the 2015 Annual Meeting of Stockholders must submit the proposal by December 15, 2014. In order for the proposal to be included in the Proxy Statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain regulations established by the SEC.

        Stockholders who wish to present a business proposal or nominate persons for election as directors at the Company's 2015 Annual Meeting of Stockholders must provide a notice of the business proposal or nomination in accordance with Section 2.4 of our Bylaws, in the case of business proposals, or Section 3.2 of our Bylaws, in the case of director nominations. In order to be properly brought before the 2015 Annual Meeting of Stockholders, Sections 2.4 and 3.2 of our Bylaws require that a notice of the business proposal the stockholder wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be received at our principal executive office not less than ninety days, and not more than 120 days, prior to the first anniversary of the Company's prior year's annual meeting. Therefore, any notice intended to be given by a stockholder with respect to the Company's 2015 Annual Meeting of Stockholders pursuant to our Bylaws must be received at our principal executive office no earlier than January 29, 2015 and no later than February 28, 2015. However, if the date of our 2015 Annual Meeting of Stockholders occurs more than thirty days before or thirty days after May 29, 2015, the anniversary of the 2014 Annual Meeting of Stockholders, a stockholder notice will be timely if it is received at our principal executive office by the later of (1) the 120th day prior to such annual meeting or (2) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made. To be in proper form, a stockholder's notice must include the specified information concerning the stockholder and the business proposal or nominee, as described in Sections 2.4, 3.2 and 3.3 of our Bylaws.

        All proposals must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the Secretary of the Company.

Code of Ethics

        Our Code of Ethics and Business Conduct applies to each of the Company's employees, including officers, and directors. Our Code of Ethics and Business Conduct is posted on our website, www.ironmountain.com, under the heading "Company/For Investors/Corporate Governance." A printed copy of our Code of Ethics and Business Conduct is also available free of charge to any stockholder who requests a copy. We intend to disclose any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct applicable to the Company's CEO, chief financial officer or principal accounting officer or controller by posting such information on our website. Any waivers applicable to any other executive officers will also be promptly disclosed to stockholders on our website.

 ITEM 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), and related rules of the SEC, we are including this separate proposal subject to stockholder vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers listed in the "Summary Compensation Table" appearing elsewhere in this Proxy Statement, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        Our executive compensation is designed to reward executive performance that contributes to our success while encouraging behavior that is in our and our stockholders' long-term best interests. We also seek to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. At the core of our executive compensation program is our "pay for performance" philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles. We urge you to read the "Compensation Discussion and Analysis" section and compensation tables and narrative discussion in this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Named Executive Officers.

        The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against the compensation paid to the Named Executive Officers as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

        Based on the above, we request that you indicate your support for our executive compensation philosophy and practices by voting to approve, on a non-binding, advisory basis, the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Proxy Statement for the 2014 Annual Meeting of Stockholders, is hereby APPROVED."

Required Vote

        The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve the compensation of our Named Executive Officers, as described in the "Compensation Discussion and Analysis" section, the compensation tables and the other narrative compensation disclosures contained in the Proxy Statement. For the purpose of determining whether a majority of the votes has been cast in favor of the approval of this resolution, only those cast "For" or "Against" are included, and any abstentions or broker non-votes will not count in making that determination. The opportunity to vote on this resolution is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on this resolution is not binding upon the Company and serves only as a recommendation to our Board. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

        Our current policy is to provide stockholders with an opportunity to approve the compensation paid to our Named Executive Officers each year at our annual meeting of stockholders. We currently expect that the next such vote will occur at our 2015 Annual Meeting of Stockholders.

        The Board recommends that you vote FOR the approval of the foregoing non-binding, advisory resolution approving the compensation of our Named Executive Officers.

 ITEM 3

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to ratification by the stockholders, the Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current year.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders who are present at the Annual Meeting.

        The fees we paid to Deloitte & Touche in 2013 are shown in the table appearing on page 76 of this Proxy Statement.

        If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, the selection of accountants will be reconsidered by the Audit Committee.

Required Vote

        The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the current fiscal year. For purposes of determining the number of votes cast, only those cast "For" or "Against" are included, and any abstentions will not count in making that determination.

        The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by: (1) each director and nominee for director; (2) the Named Executive Officers; (3) all directors and executive officers of the Company as a group; and (4) each stockholder known by us to be the beneficial owner of more than 5% of the Common Stock. Such information is presented as of March 31, 2014, except as otherwise noted.

	Amount of Beneficial Ownership(1)
Name and Addresses(2)	Shares	Percent Owned
Directors and Named Executive Officers
Ted R. Antenucci(3)	8,968	*
Pamela M. Arway(4)	0	*
Clarke H. Bailey(5)	242,920	*
Kent P. Dauten(6)	2,227,952	1.2%
Roderick Day(7)	18,256	*
Paul F. Deninger(8)	23,794	*
Anne S. Drapeau(9)	59,743	*
Marc A. Duale(10)	70,573	*
Harold E. Ebbighausen(11)	130,459	*
Per-Kristian Halvorsen(12)	8,203	*
Michael W. Lamach(13)	18,000	*
Arthur D. Little(14)	66,705	*
Brian P. McKeon(15)	220,322	*
William L. Meaney(16)	99,145	*
Walter C. Rakowich(17)	129	*
C. Richard Reese(18)	5,291,350.17	2.8%
Vincent J. Ryan(19)	15,465,820.85	8.1%
Laurie A. Tucker(20)	52,316	*
Alfred J. Verrecchia(21)	27,179	*
All directors and executive officers as a group(22)	21,770,722.85	11.3%
Five Percent Stockholders:
Capital World Investors(23)	20,948,014	10.9%
The Vanguard Group(24)	11,617,764	6.1%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Unless specified otherwise, the address of each of our directors, nominees for director and Named Executive Officers is c/o Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110.

(3)
Mr. Antenucci is a director of the Company. Does not include: (1) the 3,953 unvested shares of phantom stock previously reported on Forms 4 filed with the SEC as of March 31, 2014 that will vest within 60 days of March 31, 2014 or (2) the 4,539.738 vested shares of phantom stock previously reported on Forms 4 filed with the SEC as of March 31, 2014. Shares of phantom stock, or the Phantom Stock, have been acquired pursuant to the Iron Mountain Incorporated Directors Deferred Compensation Plan, or the DDCP, and each share of Phantom Stock is the economic equivalent of one share of Common Stock.

(4)
Ms. Arway is a director nominee of the Company.

(5)
Mr. Bailey is a director of the Company. Includes 23,572 shares held by the Clarke H. Bailey GST Trust for the benefit of Trent S. Bailey and 23,572 shares held by the Clarke H. Bailey GST Trust for the benefit of Turner H. Bailey. Includes 59,089 shares that Mr. Bailey has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014. Does not include: (1) the 3,953 unvested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014 that will vest within 60 days of March 31, 2014 or (2) the 8,251.3531 vested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014.

(6)
Mr. Dauten is a director of the Company. Consists of 2,185,203 shares held in a joint securities account, 38,796 shares that Mr. Dauten has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014 and 3,953 RSUs that will vest within 60 days of March 31, 2014.

(7)
Mr. Day is executive vice president, chief financial officer of the Company. Includes 15,573 shares that Mr. Day has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014.

(8)
Mr. Deninger is a director of the Company. Includes 12,159 shares that Mr. Deninger has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014 and 3,953 RSUs that will vest within 60 days of March 31, 2014.

(9)
Ms. Drapeau is executive vice president, strategy and talent of the Company. Includes 41,594 shares that Ms. Drapeau has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014.

(10)
Mr. Duale is president, Iron Mountain International. Includes 48,324 shares that Mr. Duale has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014.

(11)
Mr. Ebbighausen is executive vice president and general manager, data management and emerging businesses of the Company. Includes 63,519 shares that Mr. Ebbighausen has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014.

(12)
Mr. Halvorsen is a director of the Company. Does not include: (1) the 3,953 unvested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014 that will vest within 60 days of March 31, 2014 or (2) the 7,204.8709 vested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014.

(13)
Mr. Lamach is a director of the Company. Includes 3,953 RSUs that will vest within 60 days of March 31, 2014. Does not include the 1,815.7766 vested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014.

(14)
Mr. Little is a director of the Company who is not standing for re-election at the Annual Meeting. Includes 59,089 shares that Mr. Little has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014 and 1,976 RSUs that will vest within 60 days of March 31, 2014. Does not include: (1) the 1,977 unvested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014 that will vest within 60 days of March 31, 2014 or (2) the 4,126.8157 vested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014. Does not include 32,664 shares held by The Little Family Trust. Mr. Little disclaims beneficial ownership of the shares held by The Little Family Trust.

(15)
Mr. McKeon served as chief financial officer of the Company until October 2013. Includes 184,989 shares that Mr. McKeon has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014.

(16)
Mr. Meaney joined the Company as CEO and also became a director in January 2013. Includes 87,145 shares that Mr. Meaney has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014.

(17)
Mr. Rakowich was appointed a director in August 2013. Consists of 129 RSUs that will vest within 60 days of March 31, 2014. Does not include the 3,944 unvested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014 that will vest within 60 days of March 31, 2014.

(18)
Mr. Reese served as CEO of the Company until January 2013, and as a director and Executive Chairman of the Board of the Company until March 15, 2013. Includes 277,482 shares that Mr. Reese has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014 and 35,019 Performance Units, or PUs, that will vest within 60 days of March 31, 2014. Also includes:

a.
280,152 shares held in the Reese 2010 Trust, dated December 8, 2010, which trust has been established for the benefit of Mr. Reese's descendants. Mr. Reese holds investment and distribution powers over the Reese 2010 Trust but does not have the right to revoke the Reese 2010 Trust.

b.
1,330,625 shares held by the Reese Family 2005 LLC, a Delaware limited liability company. Mr. Reese is the investment manager of the Reese Family 2005 LLC and has control over the sale of any shares held by the Reese Family 2005 LLC, the timing of such sales and the use of the proceeds of any sale. Mr. Reese does not have control of the distributions, if any, which are made pursuant to the Reese Family 2005 LLC Agreement and at the discretion of the managers. Mr. Reese is not a manager of the Reese Family 2005 LLC. Mr. Reese disclaims beneficial ownership of all securities held by the Reese Family 2005 LLC. Approximately 92% of the units of the Reese Family LLC are held by two trusts as part of Mr. Reese's estate plan, and the balance of the units of the Reese Family LLC are held either directly by or in a trust for the benefit of Mr. Reese's grown children.

c.
2,570,116.17 shares as to which Mr. Reese shares beneficial ownership with Schooner Capital Corporation, or Schooner Corporation, as a result of a 1988 deferred compensation arrangement, as amended, between Schooner Corporation, as assignee of Schooner, and Mr. Reese. The deferred compensation arrangement relates to earlier services provided by Mr. Reese as president of Schooner; such arrangement was amended as of December 26, 2008, and further amended by a letter agreement dated as of June 15, 2012. Commencing in 2013, Mr. Reese is entitled to receive ten annual payments, each of which is to be paid in cash or in shares of Common Stock, at Mr. Reese's election. Mr. Reese has received two annual installments, and Mr. Reese has the right to defer the payment of future installments in certain circumstances. In addition, any unpaid benefits pursuant to this arrangement shall be payable to Mr. Reese's beneficiary(ies) in a lump sum upon his death. Benefits pursuant to this arrangement are payable in cash or, at Mr. Reese's election, Common Stock. Schooner Corporation has agreed to vote the shares subject to such arrangement at the direction of Mr. Reese.

d.
100,000 shares held in the IM Reese Family Charitable Foundation II, or the Charitable Foundation, dated December 13, 2013, which trust has been established for charitable purposes. Mr. Reese is the investment advisor and holds investment and distribution powers over the Charitable Foundation.

(19)
Mr. Ryan is a director of the Company. Includes 47,670 shares that Mr. Ryan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014. Does not include: (1) the 3,953 unvested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014 that will vest within 60 days of

  March 31, 2014 or (2) the 24,198.6691 vested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014. Also includes:

  a.
  6,984,047.346 shares held by the Vincent J. Ryan Revocable Trust, dated December 24, 1987, or the Ryan 1987 Trust. Includes 2,382,038 shares that the Ryan 1987 Trust has pledged to two banks as collateral for Mr. Ryan's credit facilities, 1,400,000 shares that the Ryan 1987 Trust has pledged to a bank as collateral for a credit facility for Schooner SOF LLC, an affiliate of Schooner Corporation and an additional 13,857.346 shares in a brokerage account, which may be deemed pledged. Mr. Ryan, as one of the two trustees of the Ryan 1987 Trust, has sole voting and dispositive power with respect to the 6,984,047.346 shares.

  b.
  6,059 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust, dated October 29, 2008, or the Meyer 2008 Trust. Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2008 Trust. The Trustees of the Meyer 2008 Trust have joint voting and dispositive power over such shares.

  c.
  8,251,276.89 shares held by Schooner Corporation. Mr. Ryan is the chairman, president and the principal beneficial owner of Schooner. Includes (i) 3,272,727 shares that are pledged as collateral to two banks in connection with Schooner Corporation's credit facilities and (ii) 1,388,238.89 shares that are held in a brokerage account and may be deemed to be pledged. Of these 8,251,276.89 shares, as a result of a deferred compensation arrangement between Schooner Corporation and Mr. Reese, Mr. Reese shares beneficial ownership of 2,570,116.17 shares with Schooner Corporation. The deferred compensation arrangement relates to earlier services provided by Mr. Reese as president of Schooner; such arrangement was amended as of December 26, 2008, as further amended by a letter agreement dated as of June 15, 2012 and by an amendment dated as of September 13, 2013. Commencing in 2013, Mr. Reese is entitled to receive ten annual payments, each of which is to be paid in cash or in shares of Common Stock, at Mr. Reese's election. Mr. Reese has received two annual installments, and Mr. Reese has the right to defer the payment of future installments in certain circumstances. Mr. Ryan has sole voting power with respect to only 5,681,160.72 of the shares held by Schooner Corporation, and has sole dispositive power with respect to the entire 8,251,276.89 shares held by Schooner Corporation. Mr. Ryan is president of Schooner Corporation and he, and members of his family, are the sole stockholders of Schooner Corporation.

  d.
  14,571.609 shares registered in the name of The Schooner Foundation, a private non-profit foundation, of which Mr. Ryan is a trustee. Mr. Ryan shares voting and investment power of these shares. These shares are held in a brokerage account and may be deemed to be pledged.

  e.
  133,222 shares registered in the name of Citibank, South Dakota, Trustee of the Ryan 1998 Issue Trust, of which Mr. Ryan was the Settlor. Mr. Ryan shares voting and investment power over these shares.

  f.
  28,974 shares held by Mr. Ryan in a brokerage account that may be deemed to be pledged.

  Mr. Ryan's address is c/o Schooner Capital LLC, 60 South Street, Suite 1120, Boston, Massachusetts 02111.

(20)
Ms. Tucker is a director of the Company who is not standing for re-election at the Annual Meeting. Includes 40,681 shares that Ms. Tucker has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014 and 3,953 RSUs that will vest within 60 days of March 31, 2014.

(21)
Mr. Verrecchia is a director of the Company. Includes 16,609 shares that Mr. Verrecchia has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014. Does not include: (1) the 3,953 unvested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014 that will vest within 60 days of

  March 31, 2014 or (2) the 5,255.206 vested shares of Phantom Stock previously reported on Forms 4 filed with the SEC as of March 31, 2014.

(22)
Includes 1,234,442 shares that directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2014.

(23)
This information is as of December 31, 2013 and is based solely on a Schedule 13G/A filed by Capital World Investors with the SEC on February 13, 2014, or the Capital World Investors Schedule 13G/A. In accordance with the disclosures set forth in the Capital World Investors Schedule 13G/A, Capital World Investors reports sole voting power and sole dispositive power over 20,948,014 shares. The percent owned is based on the calculation provided by Capital World Investors in the Capital World Investors Schedule 13G/A. Based on the information provided in the Capital World Investors Schedule 13G/A, the address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(24)
This information is as of December 31, 2013 and is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014, or The Vanguard Group Schedule 13G. In accordance with the disclosures set forth in The Vanguard Group Schedule 13G, The Vanguard Group reports sole voting power over 261,458 shares and sole dispositive power over 11,369,213 shares. The percent owned is based on the calculation provided by The Vanguard Group in The Vanguard Group Schedule 13G. Based on the information provided in The Vanguard Group Schedule 13G, the address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Equity Compensation Plan Information

        The following provides certain equity compensation plan information with respect to all of our equity compensation plans in effect as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	6,891,349	(1)	$25.68	(2)	6,814,061	(3)
Equity compensation plans not approved by security holders	0		0		0
Total	6,891,349		$25.68		6,814,061

(1)
Includes: (i) 5,145,303 stock options granted under the Iron Mountain Incorporated 1995 Stock Incentive Plan, the Iron Mountain Incorporated 1997 Stock Option Plan and the 2002 Plan; (ii) 1,435,230 shares that may be issued upon settlement of outstanding RSUs granted under the 2002 Plan; and (iii) 310,816 shares that may be issued upon settlement of outstanding PUs granted under the 2002 Plan. Excludes stock options to purchase up to 436 shares of our Common Stock, which stock options, having a weighted average exercise price of $8.68 per share, were issued pursuant to stock option plans assumed in connection with our acquisitions of LiveVault Corporation, or the LiveVault Plan, and Mimosa Systems, Inc., or the Mimosa Plan. No future equity awards may be granted under either the LiveVault Plan or the Mimosa Plan.

(2)
Weighted average exercise price is calculated inclusive of stock options, RSUs and PUs. For RSUs and PUs, the weighted average exercise price is calculated as the weighted average grant date fair value. If calculated solely for stock options that have an exercise price, the weighted average exercise price of outstanding options at December 31, 2013 is $24.09 per share.

(3)
Includes the 2002 Plan and the Iron Mountain Incorporated 2013 Employee Stock Purchase Plan, or the 2013 ESPP.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        The primary objectives of our compensation programs are to reward the achievement of both Company and individual goals and to align the interests of our executives with the creation of stockholder value. In keeping with these objectives, our compensation programs are designed to align with our strategic objectives and reward teamwork and contribution to the successful achievement of our enterprise goals and financial objectives.

Key Highlights

  •
  Mr. William L. Meaney succeeded Mr. C. Richard Reese as CEO on January 7, 2013.

  •
  Our Compensation Committee negotiated a competitive compensation program with Mr. Meaney that focuses on long-term pay and Company performance.

  •
  Mr. Reese transitioned from Executive Chairman to a special advisor to the Company in March 2013, and Mr. Reese currently serves in that capacity.

  •
  We continued to execute on our 2011 multi-year strategic plan while developing and beginning to implement our new multi-year strategic plan, or our Strategic Plan, and refining our focus for future success.

  •
  We achieved certain objectives of our 2011 multi-year strategic plan by:

  •
  attaining our target 25% Adjusted OIBDA margin in our international business unit; and

  •
  substantially completing the implementation of the necessary REIT systems upgrades and changes to our legal entity structures to ensure we can successfully operate as a REIT as of January 1, 2014; however, we cannot provide assurance that we will, in fact, qualify as a REIT or remain so qualified.

  •
  We began implementation of our Strategic Plan by:

  •
  beginning to realign our organizational structure in North America to enhance performance accountability and focus on levers of revenue growth;

  •
  completing acquisitions to enter or expand our presence in emerging markets; and

  •
  making strategic investments in our data center business as part of our focus on identifying, incubating and scaling emerging business opportunities.

  •
  Our Compensation Committee continued its pay-for-performance focus.

  •
  Company performance was in line with external guidance but did not achieve the targets the Compensation Committee set to receive a full payout under our incentive plans. On average, our Named Executive Officers earned 89.5% of their short-term incentives and 70% of their PUs for 2013.

  •
  Our Compensation Committee reviewed and adjusted our incentive programs to ensure that they support our corporate strategy:

  •
  balanced Mr. Meaney's bonus opportunity between company financial and individual goals and objectives to more directly align his reward opportunity with goals that focused on developing our Strategic Plan and ensuring a smooth CEO transition internally and with investors;

      •
      modified our 2014 short-term incentive to align rewards with both (1) the achievement of our annual operating plan, with additional payout opportunity for profitable revenue growth in excess of targets, and (2) successful execution of the strategic investments necessary to achieve our Strategic Plan;

      •
      adopted a new long-term incentive strategy, which we expect to phase in during 2014 and 2015, which focuses on long-term growth and performance, utilizing PUs based on relative Total Stockholder Return, or TSR, as well as stock options including premium-priced stock options for our CEO;

      •
      increased the required ownership levels under our Executive Stock Ownership Guidelines; and

      •
      engaged with shareholders during the fourth quarter of 2013 to better understand their views on compensation to assist in the evaluation of our program design.

Leadership Transition & Compensation

William L. Meaney

        Following the conclusion of an extensive CEO search process, on January 7, 2013, Mr. William L. Meaney succeeded Mr. Richard Reese as CEO. The terms of Mr. Meaney's offer letter, or the CEO Offer Letter, reflect the Company's pay for performance philosophy, the competition for Mr. Meaney's services as CEO and the relocation of Mr. Meaney's family from Hong Kong to Boston, Massachusetts, where the Company is headquartered.

        Mr. Meaney's 2013 compensation comprises an annual total direct compensation target of approximately $6.25 million, plus one-time awards of approximately $2.25 million. These one-time awards were delivered in the form of a cash signing bonus in the amount of $250,000 and an additional equity award opportunity in the amount of $2.0 million. In addition, Mr. Meaney was provided reasonable benefits related to his move from Hong Kong to Boston, Massachusetts, and reasonable employment and severance terms and conditions for a CEO. Specific detail related to Mr. Meaney's compensation is provided in the "CEO Compensation" section of this Proxy Statement.

        Key features of Mr. Meaney's compensation package (salary, short-term and long-term incentives) include:

  •
  an annual base salary representing a small percentage (16%) of his target total direct compensation, with the remaining 84% of his target total direct compensation earned based on the Company's financial performance, his achievement of individual goals and objectives and the Company's stock price appreciation;

  •
  participation in our short-term cash incentive program subject to the same financial performance metrics as our other executives with added emphasis on his individual goals and objectives reflecting key focus areas for 2013; and

  •
  long-term incentive awards, two-thirds of which are performance-based, including one-third PUs (the value of which is tied 50% to TSR relative to the S&P 500 (excluding financial services companies) over three years following the grant and tied 50% to the same financial performance metrics as our other executives for 2013); one-third stock options (the value of which is tied to the Company's stock price appreciation); and one-third RSUs that have a five-year vesting schedule, which is longer than our other executives, to encourage retention.

C. Richard Reese

        Following Mr. Meaney's appointment as CEO and into March 2013, Mr. Reese remained in his Executive Chairman role. Beginning in March 2013, Mr. Verrecchia assumed the role of Independent

Chairman, and Mr. Reese transitioned from Executive Chairman to special advisor to the Company and continues to serve in that role.

        The Compensation Committee approved a transition arrangement for Mr. Reese reflecting his expected activity for the period during which he serves as a special advisor. The transition arrangement provides for a salary for Mr. Reese of $150,000 per quarter from April 2013 through December 2013 and $25,000 per quarter from January 2014 through June 2014, when the transition arrangement is expected to expire. Mr. Reese was not eligible for a short-term incentive bonus in 2013 and was not awarded long-term incentive awards in 2013. In recognition of Mr. Reese's long-standing leadership and extraordinary service to the Company, the Compensation Committee approved a retirement gift for Mr. Reese paid for by the Company, valued at approximately $48,000, inclusive of taxes, which is detailed in the "Summary Compensation Table."

Chief Financial Officer

        On October 4, 2013, the Company and Mr. Brian McKeon mutually agreed that Mr. McKeon would step down as the Company's executive vice president and chief financial officer, effective October 31, 2013. Mr. McKeon remained an employee of the Company through December 31, 2013 to assist in the transition of responsibilities. Under the terms of his separation agreement, Mr. McKeon is entitled to be paid the benefits under the Company's plans, including without limitation the Iron Mountain Companies Severance Plan and Severance Program No. 1, or the Severance Program, which are described under the "Termination and Change of Control Arrangements" section of this Proxy Statement. In addition, Mr. McKeon's stock options were amended to provide an additional 120 days in which to exercise his vested stock options following the final day of his employment, which amendment was consistent with all employees that were affected by the realignment of our business in 2013. Further detail of Mr. McKeon's severance is provided in the "Separation Agreement with Brian P. McKeon" section of this Proxy Statement.

        Effective November 1, 2013, Mr. Roderick Day became interim Chief Financial Officer of the Company. In connection with this appointment, Mr. Day was provided a one-time award of RSUs equal to $500,000 to compensate him for his additional responsibilities. Effective March 14, 2014, the Board elected Mr. Day to serve as executive vice president and chief financial officer. In connection with this election, the Committee approved the following compensation arrangement for Mr. Day:

  •
  base salary of £300,000, or approximately $500,000 USD;

  •
  target short-term performance-based incentive opportunity equal to 80% of salary;

  •
  long-term incentive award equal to $800,000 in economic value under our 2014 long-term incentive program for executive vice presidents, which is described in the "2014 Program Changes" section of this Proxy Statement; and

  •
  eligibility to receive severance benefits substantially similar to the benefits provided under the Severance Program.

Strategic Developments

        During 2013, we achieved several objectives from our 2011 multi-year strategic plan while developing and beginning implementation of our Strategic Plan.

2011 Multi-Year Strategic Plan

  •
  During 2013, we achieved a 25% operating margin in our international segment.

  •
  During 2013, we substantially completed the necessary REIT systems upgrades and the changes to our legal entity structures to ensure we can successfully operate as a REIT as of January 1, 2014.

New Multi-Year Strategic Plan

        In the third quarter of 2013, the senior leadership of the Company developed our Strategic Plan and identified three core pillars that will drive our business strategy for the next several years. The table below highlights key milestones the Company has already achieved in each of the three pillars of our Strategic Plan:

Core Pillar	Key 2013 Milestones
Profitable growth in developed markets

•

Began to realign our organization structure in North America to enhance performance accountability and focus on levers of revenue growth

•

Streamlined the North American business and provided resources for investment in new areas adjacent to our core business

• Completed the acquisition of Cornerstone Records Management, LLC, which expands our presence in the small and mid-size customer markets in the United States
Expansion and penetration in emerging markets	• Entered Colombia as a market leader by acquiring G4S Secure Data Solutions Colombia S.A.S. • Expanded our presence through acquisitions in key emerging markets, including Brazil, Peru and China
Identifying, incubating and scaling emerging businesses

•

Continued expansion of our data center business by

•

making infrastructure investments in our underground data center facility in Boyers, PA

•

breaking ground on our first regional above ground data center at our existing campus in Northborough, MA

Pay and Performance Alignment

        Our Compensation Committee applies a pay for performance philosophy, which is reflected in (1) the actual 2013 payouts made pursuant to our incentive programs and (2) the design changes to our incentive program approved by the Compensation Committee to further align our payouts with our strategy objectives.

2013 Performance & Compensation Earned

        During 2013, our reported results were consistent with our external guidance. Although enterprise revenue and Adjusted OIBDA(1) were consistent with our guidance range, our operational performance generally did not reach the goals established by our Compensation Committee for a 100% payout under our incentive programs. Our enterprise revenue was below our incentive plan goal, achieving 98.3% of our target, and our ROIC(2) was below our incentive plan target, achieving 9.82% against a target of 10.06% due primarily to the acceleration of capital expenditures from 2014 into 2013;

        (1)  Adjusted OIBDA is defined as operating income before (1) depreciation and amortization, (2) intangible impairments, (3) (gain) loss on disposal/write-down of property, plant and equipment, net and (4) costs associated with our 2011 proxy contest, the work of the former Strategic Review Special Committee of our board of directors and the proposed REIT conversion.

        (2)  ROIC is defined as net operating profit after taxes plus depreciation and amortization less non-growth capital expenditures divided by the average of the beginning and ending balance of total debt plus stockholders equity and non-controlling interest less cash plus accumulated depreciation on racking.

however, Adjusted OIBDA was 100% of target, reflecting our focus on cost management. In addition, our TSR was approximately 1.0% during 2013. Consequently, with our pay for performance design, our variable compensation programs delivered below target rewards during 2013, and our CEO's multi-year award is tracking below target:

  •
  short-term incentive awards, on average, achieved 89.5% of target;

  •
  PU awards granted in 2013 using Revenue and ROIC performance measures earned 70% of target and will vest in March 2016;

  •
  Mr. Meaney's TSR-based PU award is tracking at a payout of 0% of target as of December 31, 2013 based on our relative TSR performance at the 7th percentile. The final payout may differ based on TSR performance between December 31, 2013 and December 31, 2015; and

  •
  our equity awards were made to our executives in March 2013, when our share price was $36.25, but our year-end share price was $30.35; therefore, the current value of those equity awards is significantly below the grant value.

2013 Program Design

        Except for the TSR-based PUs awarded to Mr. Meaney, the Compensation Committee made no changes in 2013 to the performance measures used in our short-term incentive program or the performance unit component of our long-term incentive plan because the Committee determined those measures appropriately supported our strategic goals.

        The Compensation Committee determined that Mr. Meaney's short-term incentive payout in 2013 should be based 50% on financial objectives and 50% on individual objectives. The Compensation Committee also determined that assigning 50% of Mr. Meaney's short-term incentive payout to individual objectives, compared to 25%-33% for other Named Executive Officers, was appropriate for 2013 due to Mr. Meaney's focus on internal and stockholder engagement, due to his directive to develop and begin to implement our Strategic Plan and given that he was not principally involved in the development of the 2013 budget. The additional focus on individual objectives applies only for 2013 and will align with other Named Executive Officers in 2014.

2014 Program Design

        The Compensation Committee has approved a number of changes to our short-term and long-term incentive programs in 2014 to better align our incentives with the long-term goals of our Strategic Plan and to better align rewards with those of our stockholders. The changes are intended to reflect the following objectives:

  •
  provide greater incentive for profitable revenue growth while continuing to drive strong ROIC performance;

  •
  provide rewards for attainment of key strategic initiatives that support revenue growth; and

  •
  provide incentives for both total stockholder return and absolute share price appreciation.

        Specific detail regarding the changes in our incentive programs can be found under the heading "2014 Program Changes."

Say-on-Pay Vote Response and Stockholder Engagement

        We have an annual stockholder advisory vote on executive compensation, a "say-on-pay" vote, to provide stockholders with an additional tool to voice their opinions about executive compensation, with a goal of maintaining an alignment of interests between our stockholders and our executives. The Compensation Committee considered the results of the advisory vote by stockholders on the "say-on-pay" proposal presented to stockholders at the Company's 2013 Annual Meeting of

Stockholders. As in 2012, there was overwhelming support at the 2013 annual meeting for the compensation program offered to the Company's Named Executive Officers, with approximately 99% of votes cast in favor. Accordingly, in 2013, the Compensation Committee made no direct changes to the Company's executive compensation programs as a result of the say-on-pay vote at the Company's 2013 Annual Meeting of Stockholders.

        Our executive compensation programs reflect a number of best practices implemented by the Compensation Committee in recent years, including:

  •
  compensation clawback policy;

  •
  executive and director stock ownership requirements, including a requirement to retain certain shares until the requirement is met (with pledged shares not counting towards meeting the requirement);

  •
  between 70% and 84% of our executive officers' target direct compensation is at-risk;

  •
  "double trigger" feature, requiring both a change in control and termination of employment before the acceleration of vesting of awards granted under the 2002 Plan;

  •
  our Compensation Committee retains an independent compensation consultant;

  •
  we do not offer excise tax gross-ups in connection with a change in control;

  •
  we do not offer pensions or supplemental executive retirement plans; and

  •
  limited use of executive perquisites.

        In late 2013, the Company's management conducted outreach with certain stockholders related to our executive compensation. Even though we have received significant support from stockholders through our say-on-pay votes, the Company and our Compensation Committee felt it was important as they reviewed our compensation design and considered changes for 2014 to engage directly with our stockholders in order to gain a better understanding of our stockholders' views on our executive compensation practices. We ultimately engaged with stockholders representing 39% of our outstanding shares, and the stockholders with whom we communicated reiterated their support for our approach to executive compensation while sharing their perspective on what they most value in executive compensation programs. The findings were reported to and considered by our Compensation Committee as they evaluated and adopted the 2014 program changes.

Compensation Philosophy and Design Principles

        The purpose of our executive compensation programs is to attract, retain and focus the talents and energies of executives, including our Named Executive Officers, on meeting the current and future objectives of the Company, most notably the creation of stockholder value. The design principles that govern our Named Executive Officer compensation programs are described below.

        General program competitiveness—Our compensation program serves to attract and retain top performing executive officers. All of our executive compensation program target pay levels are established with reference to relevant market data to evaluate their competitiveness. In evaluating external market data, we analyze the 25th, 50th and 75th percentiles as appropriate frames of reference. The relative position of each Named Executive Officer's compensation compared to the market data referenced reflects his or her experience and proficiency in performing the duties of his or her position.

        Pay for performance—A substantial percentage of each Named Executive Officer's total compensation opportunity is contingent on performance. Total incentive compensation can exceed the target award level if performance exceeds the target. Conversely, if performance does not achieve the target, total incentive compensation can fall below the target award level and be as low as zero. Performance in our incentive compensation program is defined as:

  •
  annual business unit and/or enterprise financial performance against pre-established objectives, which in 2013 were revenue, revenue growth, Adjusted OIBDA and ROIC;

  •
  stock price appreciation, which increases the value of equity compensation awards, including stock options, RSUs and PUs; and

  •
  each Named Executive Officer's demonstrated ability to develop and execute individual initiatives designed to help us to achieve our strategic objectives, build talent and capabilities essential to the long-term success of the business and demonstrate our established leadership behaviors.

        Internal parity—Each Named Executive Officer's total compensation opportunity reflects the responsibility, scope and complexity of that individual's role within the Company.

        Stockholder alignment—Our compensation programs for our Named Executive Officers align with the interests of our stockholders by emphasizing performance criteria that drive both short-term results and long-term stockholder value creation. Our long-term incentive compensation program awards equity to our Named Executive Officers, and in 2013 all Named Executive Officers had minimum share ownership requirements of one times base salary or, in the case of our CEO, three times base salary. Effective February 2014, the minimum share ownership requirements were increased to five times base salary for our CEO, three times base salary for our CFO and two times base salary for all other Named Executive Officers.

        Alignment with various business strategies—Our executive compensation programs are structured to be flexible in recognizing that individuals within functions or business units must focus on specific financial measures to meet the short-term and long-term plans of the functions or business unit for which they are accountable. In addition, each executive leads strategic initiatives specific to the functions or business units for which he or she is responsible, and the success metrics for those initiatives will vary. Thus, it is possible for certain functional or business unit leaders to earn substantial awards in years when their function or business unit outperforms the Company as a whole. Conversely, if a function or business unit fails to meet its objectives, the executive responsible for that function or business unit may earn a lesser award in that year than his or her peers in a function or business unit that met or exceeded its goals.

Establishing Compensation

Process

        In applying our compensation philosophy and design principles to establish appropriate compensation programs and target compensation levels, our Compensation Committee:

  •
  Annually approves a recommendation to the Board for the salary, short-term and long-term incentive compensation for our CEO. The Compensation Committee's recommendation reflects (1) an analysis of the Company's performance against predetermined financial goals and its evaluation of our CEO's performance against predetermined individual objectives and (2) input from members of the Board and senior management. The Compensation Committee's recommendation is then presented to the independent members of the Board for approval. The Board approval contains an automatic adjustment mechanism to account for changes in the final audit report, and any such adjustment is presented to the Compensation Committee for certification.

  •
  Annually reviews and approves the salary, short-term and long-term incentive compensation for our other Named Executive Officers.

  •
  Annually reviews and approves the structure of our short-term and long-term incentive programs for all Named Executive Officers, including performance metrics, performance and payout grids and the weighting applied to each metric. The review typically balances an internal and external perspective developed in collaboration with members of management and the Compensation Committee's compensation consultant. Based upon this review, the Compensation Committee may maintain or modify the amount and mix of grants under our incentive programs.

  •
  Annually establishes the individual goals and objectives utilized in our short-term incentive program for our CEO and reviews the individual goals for the other Named Executive Officers recommended by our CEO.

  •
  Periodically evaluates the effectiveness and competitiveness of other executive compensation programs such as executive benefits, perquisites and our severance policies. These periodic evaluations are conducted to ensure alignment with our internal strategy and objectives and to consider external market practices.

  •
  Annually establishes the financial performance goals that are utilized in our short-term and long-term incentive plans. The financial performance targets are initially based upon our annual operating plan approved by our Board, assuming constant currency, and may be adjusted during the year. When the financial targets are set, the Compensation Committee approves a policy which identifies the nature of potential adjustments to the target levels that will be considered throughout the fiscal year. On a quarterly basis, our internal audit team reviews the potential adjustments and reports the results to our Audit Committee. The Compensation Committee considers this report and may adjust financial targets based on the adjustment factors approved at the beginning of the year.

        In 2013, the Compensation Committee approved adjustments to performance goal targets or actual results to eliminate the effects of unbudgeted acquisitions and large unanticipated or uncontrollable events unrelated to current management performance, or the Adjustment Factors. Included in the unanticipated or uncontrollable events portion of the Adjustment Factors were restructuring charges associated with the realignment of our organizational structure that we recorded in the third and fourth quarters of 2013 and increased investment in emerging businesses during the year. Prior to 2013, the Compensation Committee had approved a process where our performance goal targets would be adjusted if paper prices fluctuate outside of a pre-approved range. For 2013, paper prices remained within the pre-approved range; consequently, no adjustment was made. The Adjustment Factors apply to all compensation subject to the respective performance goals.

        The net effect of applying the Adjustment Factors to the respective revenue targets increased the target between 0.7% and 2.65%. The international target was most impacted due to its relative size with a 2.65% increase while the enterprise target increased 1.3% and the North American target increased by 0.7%. The net effect of applying the Adjustment Factors reduced the Adjusted OIBDA results between 1.5% and 2.35%. Enterprise results were reduced by 2.35% while international and North America were each reduced approximately 1.5%.

Role of Named Executive Officers

        Our Named Executive Officers assist the Compensation Committee in carrying out its duties throughout the year by completing specific tasks, including:

  •
  our CEO establishes the individual goals and objectives for the Named Executive Officers (other than himself). He proposes his own individual goals and objectives, with input from the Board, which are then approved by the Compensation Committee;

  •
  our CEO develops compensation recommendations for the Named Executive Officers (other than himself) for the Compensation Committee's review, including salary levels, economic value of long-term incentives and achievement of individual goals and objectives; and

  •
  each Named Executive Officer prepares a self-review to assist the review of his or her performance against individual goals and objectives, which self-review is shared with the Compensation Committee for the CEO and with the CEO for the other Named Executive Officers. The other Named Executive Officers provide feedback on the CEO's performance to the Compensation Committee to assist in the evaluation of the CEO's performance.

Benchmarking

        To provide an external perspective relative to executive compensation levels, plan design trends and market best practices, the Compensation Committee reviews market analyses prepared by its independent compensation consultant. Given the nature of our business and our market leading position, there is no ideal group of companies that reflects direct business competitors or competitors for talent. The Compensation Committee has elected to develop a group of business services companies, or the Custom Peer Group, to serve as a reference point for the market analyses.

        The Compensation Committee, in collaboration with our compensation consultant and management, has developed the Custom Peer Group below based on the following criteria:

  •
  comparable size and industry;

  •
  similar market capitalization; and

  •
  similar degree of global operations.

        The 2013 Custom Peer Group includes the following companies, with an asterisk noting the newly added company:

ABM Industries	Cintas	IHS
Alliance Data Systems	Clean Harbors*	Lender Processing Services
American Tower	Dun & Bradstreet	Paychex
ADP	Equifax	Pitney Bowes
Brinks	Fiserv	Quad/Graphics
Broadridge Financial	Global Payments	Western Union

        The median 2011 revenue of the Custom Peer Group was $2.8 billion, compared to the Company's 2011 revenue of $3.0 billion. The 2013 Custom Peer Group, as compared to the 2012 Custom Peer Group, reflects the removal of Crown Castle, Moody's, Teradata and Unisys due to the fact that those companies operate in different industries and the addition of Clean Harbors.

        For 2013, there was insufficient data within the Custom Peer Group from which to benchmark Ms. Drapeau's role as executive vice president, strategy and talent. While a direct match to Ms. Drapeau's responsibilities was not available, a general industry analysis was conducted based on similarly sized organizations to serve as a market reference for Ms. Drapeau's compensation.

How We Use Market Data

        Pay levels—Market data is one element considered by the Compensation Committee when making compensation decisions, but the Compensation Committee does not set compensation levels based solely on market data. Rather, the Compensation Committee reviews the 25th, 50th and 75th percentiles of relevant market data as one frame of reference in making its compensation decisions. Final compensation decisions reflect a variety of factors, including each executive's experience, performance rating, the relative importance of the executive's role within the organization, as well as where the executive's pay level falls relative to the market data.

        Plan design—When designing or assessing the design of our compensation programs, the Compensation Committee reviews programs of the Custom Peer Group to establish typical market practice. The Compensation Committee evaluates our specific circumstances and business objectives and follows market practice with respect to the design of our programs where appropriate but may deviate from market practice where the Compensation Committee deems it is in the best interest of the Company and our stockholders.

Role of Consultants

        The Compensation Committee has retained the services of an independent compensation consultant to provide ongoing advice and perspective to the Compensation Committee in the following areas related to the compensation of our Named Executive Officers:

  •
  market pay analyses and market trends;

  •
  assistance with the selection of the Custom Peer Group;

  •
  ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations affecting compensation and benefit programs;

  •
  assistance with the design of executive compensation or benefit programs, as needed; and

  •
  preparation for and attendance at selected Compensation Committee meetings.

        Since May 2012, the Compensation Committee has engaged Pay Governance LLC, or Pay Governance, to assist the Compensation Committee by providing ongoing executive compensation consulting. Pay Governance reports directly to the Compensation Committee and has regular meetings with the chairperson of the Compensation Committee.

        Pay Governance does not provide any other services to the Company except providing assistance on director compensation matters for the Nominating and Governance Committee. The Compensation Committee has reviewed the nature of the relationship with its independent compensation consultants and determined that there were no conflicts that impacted the advice and guidance provided to the Compensation Committee.

Components of Compensation

        Our Named Executive Officers' total direct compensation, or TDC, is designed to reward our executives based on achievement of financial and strategic goals and returns to stockholders and consists of base salary, target bonus and long-term incentive grant value. Mr. Meaney's compensation includes a majority of the components from the TDC program but also includes variations that the Compensation Committee approved in connection with Mr. Meaney's new hire compensation. The components of Mr. Meaney's compensation are detailed in the "CEO Compensation" section below.

        As depicted below, approximately 70% to 84% of our Named Executive Officers' target TDC is tied directly to the achievement of financial goals, strategic objectives or stock price appreciation through our short-term and long-term incentive programs. For example, excluding the value of his new hire inducement award, approximately 85% of Mr. Meaney's $6.25 million target TDC, or $5.25 million, was at-risk when granted.

CEO (Excludes New Hire Long-Term Incentive Value)	Other Named Executive Officers

        Below is a summary of the elements, objectives, risk mitigation factors and key features of our TDC program for our Named Executive Officers. A more detailed discussion of each element and the associated pay decisions follows this section.

  •
  Base salary and benefits are designed to attract and retain highly qualified individuals. In order to avoid excessive risk taking, it is important that not all cash compensation be variable.

  •
  Annual cash short-term incentive compensation awards for the Named Executive Officers are designed to focus these individuals on:

  •
  attaining financial goals in line with our annual budget;

  •
  performance relative to initiatives in areas within their control; and

  •
  rewarding outstanding individual performance.

  •
  Our short-term incentive awards are expressed as a percentage of base salary, and the amount of compensation payable under each award is subject to a maximum payout. Short-term incentive awards are also subject to our clawback policy described below under "Executive Compensation Clawback."

  •
  Long-term equity incentives are designed to:

  •
  align the interests of our Named Executive Officers with our stockholders;

  •
  reward overall enterprise performance; and

  •
  encourage the retention of the Named Executive Officers by providing additional opportunities for them to participate in the ownership of the Company and its future growth.

  •
  Our long-term incentive awards are granted in the form of PUs and RSUs. Generally, PUs are subject to cliff vesting three years from the date of the original grant and settle in shares of our common stock. RSUs typically vest ratably over three years (with certain exceptions described below) and are settled in shares of our Common Stock. RSU and PU awards are also subject to our clawback policy described below under "Executive Compensation Clawback."

        In addition to the TDC elements described above, our U.S.-based executives participate in the retirement and welfare benefits generally available to our full-time employees, such as medical, dental, life insurance, 401(k) Plan, the 2013 ESPP, and other fringe benefits, some of which are more fully described below:

  •
  our 401(k) Plan allows our Named Executive Officers to contribute up to 25% of their "plan" compensation, subject to certain regulatory limits. Under our 401(k) Plan, we generally match 50% of the first 4% of compensation contributed by our Named Executive Officers, up to $5,100 for 2013. Non-highly compensated employees are eligible for matching contributions of 50% up to the first 5% of compensation contributed, up to $6,375 for 2013. Due to IRS rules, newly hired executives are considered non-highly compensated employees in their first year of employment.

  •
  the 2013 ESPP provides all of our employees in the U.S. and Canada with the opportunity to acquire an equity interest in the Company by providing favorable terms upon which they may purchase our Common Stock.

        In addition, our U.S.-based Named Executive Officers are eligible for certain executive benefits, including a voluntary deferred compensation program and limited perquisites, which are included in the "All Other Compensation" column of the "Summary Compensation Table" and related footnote.

        Also, our Executive Deferred Compensation Plan, or the EDCP, allows our Named Executive Officers to defer some of their base salary and/or cash incentive compensation in amounts in excess of the amounts they can defer under our 401(k) Plan. The Company does not provide contributions under the EDCP. The EDCP is intended to encourage the continued employment of the participating employees, who are largely responsible for our success, and to facilitate the recruiting of executive officers and other highly compensated employees required for our continued growth and profitability. Mr. Duale and Mr. Day do not participate in the 401(k) Plan, the 2013 ESPP or the EDCP, but each receives additional benefits that are customary for executives in their respective work locations as more fully discussed under the "—Employment Agreement with Mr. Duale" and "—Employment Agreement with Mr. Day" sections of this Proxy Statement.

CEO Compensation

        As described above, the Company entered into the CEO Offer Letter with Mr. Meaney pursuant to which Mr. Meaney became our CEO, effective January 7, 2013, and received an annual TDC target of approximately $6.25 million, plus one-time awards of approximately $2.25 million. The specific components of the CEO Offer Letter include:

  •
  Annual base salary of $1.0 million, which may be increased in connection with the Company's annual compensation review process. Mr. Meaney's annual base salary is paid partially in the form of 100,000 Swiss Francs to his address in Switzerland and the remainder in U.S. dollars to his address in the United States;

  •
  A signing bonus of $250,000;

  •
  Target annual cash short-term incentives equal to 125% of base salary; and

  •
  An initial long-term incentive package totaling $6.0 million, primarily based on the Company's performance ($4 million in annual grant value, $2 million one-time new hire award value). The initial $6.0 million long-term incentive package was delivered in $2.0 million awards in each of

    PUs, RSUs and stock options. The structure of each award and the rationale for each component of the long-term incentive package is detailed in the table below:

Vehicle	Structure	Rationale
PUs	• 50% earned based on 2013 ROIC and revenue growth results, with earned PUs vesting in March 2016	• Rewards achievement of financial goals and is aligned with other members of senior management
	• 50% earned based on the Company's TSR relative to the S&P 500 (excluding financial services companies) during 2013-2015, with earned PUs vesting in March 2016	• Rewards achievement of stockholder returns relative to the broader stock market
Stock Options	• Vest in substantially equal annual installments over three years and have a ten year term	• Rewards absolute stock price appreciation in excess of our ordinary dividend rate because options are not credited with ordinary dividends
RSUs	• Vest 25% in January 2016, 25% in January 2017 and 50% in January 2018	• Encourages retention and reflects a longer vesting structure than our standard RSU award

        We agreed to pay Mr. Meaney a portion of his salary in Swiss Francs because Mr. Meaney is a Swiss citizen and he works a portion of his time in Switzerland related to his responsibilities associated with the significant international focus of the Company. As part of the CEO Offer Letter, the Company also agreed to reimburse Mr. Meaney for the cost of his Swiss medical insurance.

        In December, 2013, in order to implement the agreement between the Company and Mr. Meaney with respect to the payment of a portion of Mr. Meaney's base salary in Swiss Francs, a Swiss subsidiary of the Company entered into an employment agreement with Mr. Meaney. As required by Swiss law, the Company, through such Swiss subsidiary, will fund certain benefits on Mr. Meaney's behalf in connection with his Swiss employment, including an occupational benefit plan contribution and occupational accident insurance. The Company's contribution levels reflect amounts required by Swiss law and are quantified in the "Summary Compensation Table."

        Mr. Meaney is eligible to participate in the Company's benefits program generally available to its senior executives which are described in the section above. In 2013 Mr. Meaney participated in our international medical plan because his family was located in Hong Kong for a portion of the year. In connection with his relocation from Hong Kong to the Company's headquarters in Boston, Massachusetts, Mr. Meaney was eligible for a relocation allowance through our senior executive relocation program (not to exceed $600,000, inclusive of any applicable tax gross-ups).

        Occasionally, members of Mr. Meaney's family have accompanied him on business travel when it is necessary. Travel provided or paid for by the Company is taxable to Mr. Meaney, and the Company provides a gross-up due to the business nature of the travel. For commercial flights, the cost paid by the Company along with the associated tax gross-up is included in the "Summary Compensation Table." For private flights, there is no incremental cost to the Company, but Mr. Meaney is subject to taxation. Therefore, the "Summary Compensation Table" includes the tax gross-up associated with the imputed income attributable to Mr. Meaney in connection with private flights.

        Mr. Meaney is also eligible for the Iron Mountain Companies Severance Plan, as described in the "Severance Policy" section of this Proxy Statement, with the following adjustments: in the event Mr. Meaney terminates his employment for good reason or is terminated by the Company for other than cause in connection with a change in control, he will be eligible for two years' salary and target bonus (rather than one year) and eighteen months of group health benefit continuation (rather than twelve months).

Base Salary

        The table below details the annualized salaries at the end of each year of our Named Executive Officers and the increases from 2012 to 2013, where applicable, which were effective in March 2013. Consistent with typical market practice, in 2013 our CEO received a higher base salary than the other Named Executive Officers. This is due primarily to the greater responsibility, experience and oversight duties of the CEO as compared to the other Named Executive Officers.

Name	2012	2013	Percent Change
William L. Meaney	N/A	$1,000,000	N/A
Roderick Day	£223,114	£229,807	3.0%
Harold E. Ebbighausen	$565,000	$565,000	None
Marc A. Duale	€517,830	€517,830	None
Anne Drapeau	$360,000	$412,000	14.4%
C. Richard Reese	$1,004,519	$600,000	-40.3%
Brian P. McKeon	$530,000	$530,000	None

        The increase provided to Mr. Day reflects his performance in his role as chief financial officer, International prior to assuming the role of interim chief financial officer of the Company. The increase provided to Ms. Drapeau primarily reflects her increase in responsibility for corporate strategy in addition to her existing responsibility for human resources.

        The decrease in Mr. Reese's salary is due to his transition from CEO and Executive Chairman to special advisor to the Company.

        Despite their excellent ratings in our internal performance evaluation process, the salary of each of Messrs. Duale, Ebbighausen and McKeon remained unchanged in 2013. The Compensation Committee determined that the salary of each of Messrs. Ebbighausen and McKeon was appropriately positioned based on the factors considered by the Compensation Committee and that any increases in compensation were more appropriately delivered through our variable compensation programs. Mr. Duale's base salary is positioned at the 75th percentile of market data, largely due to his depth of experience in leading international businesses prior to joining the Company, and reflects the compensation that was necessary to entice him to join the Company. Mr. Duale's salary has not been increased since 2009 in recognition of his position relative to both external market data and internal parity.

Short-Term Performance-Based Incentive Compensation

Target Incentives

        Our Named Executive Officers participate in the Company's short-term performance-based incentive compensation programs. The Compensation Committee annually reviews the target short-term incentive opportunity for each Named Executive Officer and approves a new target, when appropriate.

Short-term incentive compensation opportunities are expressed as a percentage of each Named Executive Officer's base salary. For 2013, these percentages were:

Executive	Short-Term Incentive Opportunity Percentage of Salary
William L. Meaney	125%
Roderick Day	45%
Harold E. Ebbighausen	100%
Marc A. Duale	80%
Anne Drapeau	60%
C. Richard Reese	Not Eligible
Brian P. McKeon	100%*

*
Mr. McKeon was not eligible for a 2013 short-term incentive due to his termination from the Company.

        The target short-term incentive compensation opportunities for our Named Executive Officers for 2013 are unchanged from 2012 because the Compensation Committee determined the target opportunity represented the appropriate amount of short-term compensation at risk for each Named Executive Officer based on his or her role, impact on the Company's results and market comparisons. In 2013, Mr. Meaney's target opportunity was the largest among the Named Executive Officers because he was most accountable for the Company's performance, and the Compensation Committee determined it was important to provide a greater portion of his cash compensation through a variable program. The target short-term incentive compensation opportunity for other Named Executive Officers is a lower percentage of their base salary, reflecting their mix of compensation, expected impact on the performance of the Company and market practice for their role. Mr. Day's target short-term incentive compensation opportunity was established in his role as chief financial officer, International and was not changed when he assumed the role of interim chief financial officer of the Company.

Program Structure

        Achievement of the target short-term incentive opportunity is based upon the Company's performance against targeted financial goals and personal performance against the individual goals and objectives of the respective Named Executive Officer set at the beginning of the year. In addition, short-term incentive compensation for our Named Executive Officers (except for Messrs. Day and Duale) may be increased by up to 125% for corporate overachievement, or the Corporate Modifier, as illustrated below. In support of our philosophy of paying for performance, actual short-term incentive awards for our Named Executive Officers may range from 0% to 156.25% of their targets, including the application of the Corporate Modifier.

        Mr. Day's short-term incentive compensation is determined under our international bonus program in his role as chief financial officer International. Under the international bonus program, Mr. Day's short-term incentive payout is measured against our International business unit financial performance, and the payout ranges from 0% to 130% of his target opportunity, as opposed to 0% to 100% for our other Named Executive Officers (other than Mr. Duale). The International business unit financial performance is measured differently from enterprise and North America financial performance because there is greater volatility in emerging markets and because over-performance in the International portfolio may not be captured in the measures of enterprise performance due to the International portfolio's relative size. Mr. Day is not eligible for the Corporate Modifier for any portion of his short-term incentive compensation because the international bonus program allows for payouts in excess of 100% of the short-term incentive opportunity and more directly rewards for the achievement of goals specific to our International business segment. In addition, the international bonus program accounts for the relative volatility of the International business, compared to North America and enterprise, by increasing the minimum payout for threshold financial performance to 50% (versus 4% for enterprise and North America).

        Mr. Duale is subject to the same performance and payout ranges as Mr. Day for the portion of his short-term incentive measured relative to the performance of the International business unit. Similarly, For Mr. Duale, the Corporate Modifier does not apply to the portion of his short-term incentive measured relative to our International business unit financial performance.

        For 2013, revenue and Adjusted OIBDA were chosen as the financial performance measures for all Named Executive Officers because the Compensation Committee determined those items were appropriate measures of the achievement of our profitable growth objectives. The individual goals and objectives component of the Named Executive Officers' short-term incentive opportunity included items such as the development and execution of business, organizational and marketing strategies with the objective to increase revenue and Adjusted OIBDA. Mr. Meaney and Ms. Drapeau, due to the broad enterprise focus of their strategic objectives, have a greater portion of their short-term incentive opportunity tied to individual goals and objectives than Messrs. Duale and Ebbighausen. Mr. Day's mix of financial and individual goals reflects his expected impact on our International business segment. The specific weight applied to the financial performance measures and the individual goals of the Named Executive Officers is detailed in the "Payouts of Short-Term Incentive Compensation" table below.

Financial Performance

        The portion of each Named Executive Officer's short-term incentive opportunity tied to financial targets related to the segment in which he or she operated. For Mr. Meaney and Ms. Drapeau, final payout determinations are measured based on the enterprise financial results. Messrs. Day's, Duale's and Ebbighausen's payout determinations are measured based on revenue and Adjusted OIBDA of their respective business units, and Messrs. Duale's and Ebbighausen's payout determinations also include the revenue performance of the enterprise. Our objective is to focus the entire team on achieving financial goals that are aligned.

        For enterprise and the North American business unit, no payout is earned unless the threshold is achieved, which, in the case of revenue, is 97% of target and, in the case of Adjusted OIBDA, is 95% of target. For the enterprise and the North American business units, the table below details specific financial goals and actual 2013 results for each financial performance metric.

	Threshold (4% Payout)	Target (100% Payout)	Actual Result	Actual Payout
Enterprise business unit
Revenue	$3,023.8	$3,117.3	$3,064.3	66.0%
Adjusted OIBDA	$882.4	$928.9	$928.6	100.0%
North American business unit
Revenue	$2,166.8	$2,233.8	$2,187.1	58.0%
Adjusted OIBDA	$872.3	$918.2	$904.0	69.3%

        For the International business unit, no payout is earned unless the threshold is achieved, which, in the case of revenue and Adjusted OIBDA, is 95% of target, and the maximum payout is earned at 105% of target. The specific financial goals and actual 2013 results are detailed below.

	Threshold (50% Payout)	Target (100% Payout)	Maximum (130% Payout)	Actual Result	Actual Payout
International business unit
Revenue	$839.3	$883.5	$927.7	$877.2	93%
Adjusted OIBDA	$204.7	$215.5	$226.3	$216.0	103%

Individual Goals and Objectives

        Individual goals and objectives were aimed at focusing each Named Executive Officer's attention in areas where that officer has the most potential for impacting the Company's performance, and we believe these targets were reasonably attainable if the Named Executive Officers performed to their potential.

        Each of the Named Executive Officers met his or her 2013 individual goals and objectives. The table below includes the key factors considered in evaluating the achievement of each Named Executive Officer's individual goals and objectives:

	Key Achievements	Payout as % of Target
William L. Meaney	• Set direction for our Strategic Plan that will drive our business strategy for the next several years • Ensured continued progress on activities necessary to ensure we are positioned to operate as a REIT • Transitioned into CEO role both internally and with investors	100%

Roderick Day	• Served as interim chief financial officer during the final quarter of 2013 • Led finance activities associated with REIT readiness for impacted international countries • Led development of 2013-2016 financial strategies for achieving revenue and profitability targets	100%

Harold E. Ebbighausen	• Successfully established five new vertical market organizations • Increased growth in Document Management Solutions business through improved revenue mix and operational improvements	100%

Marc A. Duale	• Grew storage volume and revenue in all international developed markets • Strong progress integrating recent acquisitions • Developed internationally focused growth strategy consistent with enterprise Strategic Plan	100%

Anne Drapeau	• Led development process of Strategic Plan • Restructured and reoriented strategy function ensuring strong integration with the business • Led redesign of executive compensation programs to align with the Strategic Plan	100%

Corporate Modifier

        In addition, as a result of the Corporate Modifier, the entire short-term incentive payment for all Named Executive Officers (other than Messrs. Day and Duale) can increase over the target opportunity if the Company exceeds the enterprise Adjusted OIBDA target for the fiscal year (as described earlier, Mr. Day's bonus is not eligible for the Corporate Modifier and the Corporate Modifier only increases the portion of Mr. Duale's short-term incentive payment that is based on enterprise revenue and individual performance). As shown in the table below, exceeding the enterprise Adjusted OIBDA target allows for a Corporate Modifier of up to 125% of the total payout as determined by the performance against targets and goals described above. The Corporate Modifier is formula-based and, while the table below illustrates the key overachievement points and the corresponding multiplier, points are interpolated between those shown in the table. The 2013 performance did not exceed the Adjusted OIBDA target and, therefore, did not generate a Corporate Modifier.

Performance vs. Budget	Multiplier
100.0%	100%
101.0%	105%
102.0%	110%
103.0%	115%
104.0%	120%
105.0%	125%

        Based on our 2013 achievement relative to established financial goals and individual goals and objectives, our executives earned 89.5% of target short-term incentive opportunity, on average. The following table sets forth certain information relating to the payouts of short-term cash incentive compensation to the Named Executive Officers during the year ended December 31, 2013.

 Payouts of Short-Term Incentive Compensation

		2013 Target Opportunity			2013 End-of-Year Performance and Payout
	2013 Eligible Earnings ($)
						Target Weighting (%)	Target Opportunity ($)	Payout Achievement (%)(1)	Payout ($)
Named Executive Officer		(%)	($)		Measure & Scope
William L. Meaney	$983,562	125.0%	$1,229,453	(a)	Revenue (Enterprise)	25.00%	$307,363	66.0%	$202,860
				(b)	Adjusted OIBDA (Enterprise)	25.00%	$307,363	100.0%	$307,363
				(c)	Individual Goals & Objectives	50.00%	$614,726	100.0%	$614,726
				(d)	Corporate Modifier			100.0%	N/A

					Total 2013 Payout				$1,124,949
Roderick Day	$357,673	45.00%	$160,953	(a)	Revenue (International)	30.00%	$48,286	93.0%	$44,906
				(b)	Adjusted OIBDA (International)	40.00%	$64,381	103.0%	$66,313
				(c)	Individual Goals & Objectives	30.00%	$48,286	100.0%	$48,286

					Total 2013 Payout				$159,505
Marc A. Duale	$687,523	80.0%	$550,018	(a)	Revenue (Enterprise)	10.00%	$55,001	66.0%	$36,301
				(b)	Revenue (International)	32.50%	$178,756	93.0%	$166,243
				(c)	Adjusted OIBDA (International)	32.50%	$178,756	103.0%	$184,119
				(d)	Individual Goals & Objectives	25.00%	$137,505	100.0%	$137,505
				(e)	Corporate Modifier(2)			100.0%	N/A

					Total 2013 Payout				$524,168
Harold E. Ebbighausen	$565,000	100.0%	$565,000	(a)	Revenue (Enterprise)	10.00%	$56,500	66.0%	$37,290
				(b)	Revenue (North America)	32.50%	$183,625	58.0%	$106,503
				(c)	Adjusted OIBDA (North America)	32.50%	$183,625	69.3%	$127,252
				(d)	Individual Goals & Objectives	25.00%	$141,250	100.0%	$141,250
				(e)	Corporate Modifier			100.0%	N/A

					Total 2013 Payout				$412,295
Anne S. Drapeau	$400,318	60.0%	$240,191	(a)	Revenue (Enterprise)	33.33%	$80,056	66.0%	$52,837
				(b)	Adjusted OIBDA (Enterprise)	33.33%	$80,056	100.0%	$80,056
				(c)	Individual Goals & Objectives	33.34%	$80,080	100.0%	$80,080
				(d)	Corporate Modifier			100.0%	N/A

					Total 2013 Payout				$212,973

(1)
Payout achievement represents the percentage of the target payout earned based on the level of the Company's achievement of target financial measures as disclosed above.

(2)
The Corporate Modifier for Mr. Duale's payout applied only to his enterprise revenue and individual goals and objectives as described above.

Long-Term Equity Compensation

2013 Program Design

        Except for the adoption of a TSR component for a portion of Mr. Meaney's PU award, the Compensation Committee made no changes to the long-term incentive program design from 2012 for our Named Executive Officers in 2013. The structure and rationale of Mr. Meaney's long-term incentive awards is detailed in the "CEO Compensation" section of this Proxy Statement. Mr. Meaney's awards are also included in the relevant long-term incentive sections below.

2013 Long-Term Incentive Awards

        The Compensation Committee considers equity grants for our Named Executive Officers in the first quarter of each year. Our Compensation Committee makes determinations about the amount and the type of equity incentives to award to each Named Executive Officer based on a number of factors, including:

  •
  CEO recommendations (for incentive awards granted to Named Executive Officers other than the CEO);

  •
  amount and terms of equity incentives granted in the market benchmark data;

  •
  amount and type of equity incentives previously granted to such Named Executive Officer;

  •
  value of and the complexity of the duties performed by such Named Executive Officer now and as anticipated in the future;

  •
  such Named Executive Officer's performance rating as determined by our internal performance review process; and

  •
  the total and average grant values for members of the Named Executive Officers' internal peer group.

        For 2013, the Compensation Committee approved an economic value for long-term equity grants for each of our Named Executive Officers, which value was generally consistent with the value approved in 2012 (other than Mr. Meaney and Mr. Day). The long-term equity grant value to Mr. Meaney in 2013 was larger compared to our other Named Executive Officers in order to reflect the new hire inducement value awarded to Mr. Meaney when he joined the Company and to place a greater portion of his compensation on the long-term success of the organization and further align his interests with our stockholders.

        In connection with his appointment as interim chief financial officer, Mr. Day received a one-time RSU award with an economic value of $500,000 to compensate for the additional responsibilities, increase his retention and further align his interests with stockholders.

        The table below outlines the economic value approved by the Compensation Committee for each Named Executive Officer:

Name	Target PUs (Revenue/ROIC)	Target PUs (Relative TSR)	RSUs	Stock Options	Total
William L. Meaney*	$1,000,000	$1,000,000	$2,000,000	$2,000,000	$6,000,000
Roderick Day	$57,000	N/A	$557,000	N/A	$614,000
Harold E. Ebbighausen	$600,000	N/A	$600,000	N/A	$1,200,000
Marc A. Duale	$450,000	N/A	$450,000	N/A	$900,000
Anne Drapeau	$350,000	N/A	$350,000	N/A	$700,000
C. Richard Reese	N/A	N/A	N/A	N/A	N/A
Brian P. McKeon	$500,000	N/A	$500,000	N/A	$1,000,000

*
The number of PUs and RSUs awarded to Mr. Meaney were determined in connection with the CEO Offer Letter. The fair value under ASC 718 was not determined until the awards were granted in 2013. For the relative TSR PUs, the fair value also reflects a Monte Carlo simulation due to the nature of the award. As a result, the grant date fair values reported in the "Grants of Plan-Based Awards" table differ from the values shown in the columns above.

Performance Units—Revenue & ROIC

        All of our Named Executive Officers, including Mr. Meaney, received an award of PUs in 2013 that were based on the Company's performance against annual enterprise revenue growth and ROIC targets. The range of payout is 0% to 150% of the target number of PUs. The number of PUs earned is determined at the end of the one-year performance period by measuring the Company's actual financial performance against the target performance, which is subject to adjustment for certain one-time costs as described above. The PUs settle in shares of Common Stock when they vest. In addition, the PUs accrue dividend equivalents in cash, or, in the case of stock dividends, additional PUs, and the dividend equivalents are payable when PUs vest and reflect only dividend equivalents attributable to shares earned.

        Determination of the percentage achievement of PU awards for the 2013 performance period was made according to the following grid:

Multiplier
+3.0% +2.0% +1.0% Budget -1.0% -2.0% -3.0%	110% 100% 90% 80% 65% 50% 0% -50 BPS	125% 110% 100% 90% 80% 65% 50% -25 BPS	135% 125% 110% 100% 90% 80% 65% Budget	140% 135% 125% 110% 100% 90% 80% +25 BPS	150% 140% 135% 125% 110% 100% 90% +50 BPS

2013 ROIC (After Tax)

        Based on the performance grid and our actual 2013 performance against targets, our Named Executive Officers earned 70.04% of the target PUs granted in 2013.

Metric	Budget	Actual	Difference
Revenue Growth	3.3%	1.6%	-1.7%
ROIC	10.06%	9.82%	-24 bps

*
Does not sum due to rounding.

        The target number of PU awards granted in 2013 and the actual number of PUs earned for each Named Executive Officer, as determined at the end of the one-year performance period, are set forth below. The PUs earned based on the 2013 PU awards are scheduled to vest in March 2016.

	Target PUs Granted	PUs Earned
William L. Meaney	31,515	22,073
Roderick Day	1,572	1,101
Harold E. Ebbighausen	16,551	11,592
Marc A. Duale	12,413	8,694
Anne Drapeau	9,655	6,762
C. Richard Reese	N/A	N/A
Brian P. McKeon	13,793	9,660

Performance Units—Total Stockholder Return

        In connection with the terms of the CEO Offer Letter, the Compensation Committee approved an award of 31,516 target PUs to Mr. Meaney that can be earned based on the Company's TSR during the three-year period beginning in 2013 and measured relative to the S&P 500 (excluding financial services companies). The number of PUs earned will be determined based on the table below and will vest on the third anniversary of the grant. The PUs will settle in shares of Common Stock when they vest. In addition, the PUs accrue dividend equivalents in cash, or, in the case of stock dividends, additional PUs, and the dividend equivalents are payable when PUs vest and reflect only dividend equivalents attributable to shares earned.

Percentile Rank(1)	% of Target
30th Percentile	50%
50th Percentile	100%
75th Percentile	150%	(2)
90th Percentile	200%	(2)

(1)
Results will be interpolated between percentiles

(2)
If the Company's absolute TSR is negative, the payout percentage will not exceed 100%

Restricted Stock Units

        RSUs were granted to the other Named Executive Officers on March 15, 2013, with the number of RSUs granted to each other Named Executive Officer determined by dividing the total value of the award approved by the Compensation Committee by the average high and low price of our Common Stock on March 15, 2013. RSUs generally vest in three substantially equal, annual installments beginning on the first anniversary date of the grant. Mr. Meaney's RSU award was granted on January 7, 2013. The number of RSUs granted to Mr. Meaney was specified in the CEO Offer Letter and will vest 25% on the third and fourth anniversary of his start date and 50% on the fifth anniversary. The RSUs accrue dividend equivalents in cash, or, in the case of stock dividends, additional RSUs. The dividend equivalents are payable when RSUs vest. The table below details the RSUs granted in 2013:

RSUs Granted
William L. Meaney	63,031
Roderick Day	20,970
Harold E. Ebbighausen	16,551
Marc A. Duale	12,413
Anne Drapeau	9,655
C. Richard Reese	N/A
Brian P. McKeon	13,793

Stock Options

        In accordance with the CEO Offer Letter, Mr. Meaney was awarded 261,698 stock options on January 7, 2013. The number of stock options was determined based on the economic value outlined in the CEO Offer Letter divided by the estimated Black-Scholes value on the date of grant. The stock options were granted at an exercise price equal to the fair market value of our Common Stock on the date of grant, defined as the average of the high and low trading price on the date of grant. Mr. Meaney's stock options vest in three substantially equal annual installments on the first, second and third anniversary date of the grant.

Vesting and Other Conditions on Equity Grants

        The Compensation Committee approves all equity incentive awards, including awards made to newly hired or promoted employees. Because the schedule for granting equity awards by the Compensation Committee and our Board is determined at quarterly meetings generally scheduled many months in advance, the proximity of any grants to earnings announcements or other market events is merely coincidental.

        Our Compensation Committee has imposed vesting and other conditions on awards of Common Stock or grants of options or other long-term equity vehicles, such as PUs and RSUs, because it believes that time-based and performance-based vesting encourages recipients to build stockholder value over a long period of time. Stock options and RSUs generally will vest ratably over a three-year period following the grant (except if accelerated pursuant to the change in control provisions described below). PUs that are achieved based on performance criteria are generally subject to vesting three years from the date of the original grant. However, PU awards made to Named Executive Officers and other employees who subsequently terminate their employment after the end of the performance period and on or after attaining age 55 and completing ten years of employment with the Company automatically become fully vested, although the shares underlying the PU award will, nevertheless, be delivered in accordance with the original vesting schedule of the applicable PU award.

        Notwithstanding the above, all unvested stock options and other equity awards granted under one of our equity incentive plans will vest immediately should an employee be terminated by the Company, or terminate his or her own employment for "good reason," in connection with a "vesting change in control" within 14 days prior or 12 months after such vesting change of control, or the Relevant Period. This provision applies to all outstanding options and unvested RSUs or PUs held by employees of the Company, including Named Executive Officers.

        Additional detail regarding the potential acceleration of equity awards held by Named Executive Officers upon the termination circumstances described above and other circumstances is included in the "Termination and Change of Control Arrangements" section of this Proxy Statement.

Executive Stock Ownership Guidelines

        In December 2010, the Company adopted stock ownership guidelines that require that certain executive officers achieve and maintain ownership of our Common Stock at or above a prescribed level. The Company established this program to help align long-term interest of executive officers with stockholders. In 2013, the guidelines required certain executive officers to own and retain Common Stock of the Company, exclusive of unexercised stock options and unearned or unvested RSUs and PUs, having a value equal to a multiple of such officer's annual base salary, as follows: the CEO had a minimum share ownership requirement of three times annual base salary, and executive vice presidents, or EVPs, reporting directly to the CEO had a minimum share ownership requirement of one times annual base salary. Effective February 2014, the minimum share ownership requirements were increased to five times base salary for our CEO, three times base salary for our CFO and two times base salary for all other Named Executive Officers.

        Compliance is measured by multiplying the number of shares owned at the close of business on October 1 of each year by the average closing price per share of Common Stock, based on each trading day's closing price as reported on the NYSE, over the sixty calendar days preceding the date of calculation. Any shares that are pledged or held in margin accounts do not count towards meeting the stock ownership guidelines. The stock ownership guidelines do not limit the transfer of, or require retention of, shares of Common Stock that were outstanding as of the date of adoption of the stock ownership guidelines or that are issued under any equity awards outstanding as of such date. Whenever an executive subject to the stock ownership guidelines does not meet the above minimum ownership threshold, such executive officer is required to retain an amount equal to 50% of the net shares received as a result of the vesting of RSUs or PUs. "Net shares" are those shares that remain after shares are sold or netted to pay withholding taxes and any purchase price. Because executives must retain a percentage of shares resulting from the vesting of RSUs or PUs until they achieve the minimum share ownership threshold, there is no minimum time period required to achieve the stock ownership guidelines.

2014 Program Changes

        The Compensation Committee approved a series of changes to our short-and long-term incentive compensation for 2014 that are intended to better align our programs with the objectives of our Strategic Plan. The combined changes to our short- and long-term incentive compensation programs reflect the following objectives:

  •
  continue to execute on our annual operating plan with added reward for profitable revenue growth;

  •
  meet interim strategic objectives which will allow us to meet our multi-year goals; and

  •
  better align the rewards of our executives with delivering long-term returns to our stockholders.

        The Compensation Committee also approved an increase in the minimum share ownership requirements under our Executive Stock Ownership Guidelines to further enhance the long-term alignment of our executives with stockholders.

Changes to Short-Term Incentive Compensation Program

        Our 2014 short-term incentive compensation program rewards the achievement of our annual operating plan as well as the attainment of annual strategic goals to ensure we are positioned to meet the objectives of our Strategic Plan. Specifically, our executive team will be measured on the following basis:

  •
  70% of the short-term incentive target bonus will be tied to achievement of enterprise Adjusted OIBDA, with increased payout opportunity when revenue exceeds target levels

  •
  payouts of this component of the short-term incentive bonus may range from 0% - 150% of target

  •
  the highest payouts are possible only when both enterprise Adjusted OIBDA and enterprise revenue exceed our Board-approved budget

  •
  30% of the short-term incentive target bonus will be tied to the achievement of specific strategic objectives

  •
  payouts of this component of the short-term incentive bonus may range from 0% - 125% of target

  •
  Strategic goals include specific measures in the following areas:

  •
  cubic volume growth;

  •
  revenue growth in emerging markets;

  •
  the development of a robust emerging business pipeline;

  •
  operating within REIT qualification requirements; and

  •
  talent development.

  •
  Each executive's short-term incentive bonus may be increased or decreased by as much as 25% of the target bonus based on such executive's contribution to the measures above and performance against specific individual objectives.

Changes to Long-Term Incentive Compensation Program

        In February 2014, the Compensation Committee approved a new long-term incentive strategy to reward the achievement of the growth objectives in conjunction with our Strategic Plan. When evaluating the mix of vehicles and the implementation schedule of the new long-term incentive strategy, the Compensation Committee considered the potential impact on our stock price of the uncertainty associated with our pending REIT-related PLR requests. As a result, the Compensation Committee elected to delay the full implementation for our Named Executive Officers, other than our CEO, until 2015 of the Relative TSR-Based PUs which are described below.

        Our new long-term incentive strategy includes a portfolio of vehicles intended to reward the achievement of certain objectives as outlined below:

Long-Term Incentive Vehicle	Description	Purpose
Relative TSR- Based PUs

•

the value of the Relative TSR-Based PUs will be tied to total stockholder return relative to the S&P 500 (excluding financial services companies) over three years following the grant, which mirrors a component of Mr. Meaney's initial PU award granted in 2013

• rewards TSR performance relative to a broad stock market measure
PUs (Revenue/ROIC)	• the value of PUs will be tied to certain revenue growth objectives, subject to meeting a minimum level of ROIC, determined based on 2016 revenue results	• rewards achievement of internal growth objectives with responsible capital allocation • 3-year goals ensure longer-term focus
Stock Options	• stock options will have an exercise price equal to fair value on the date of grant	• rewards price appreciation in excess of our dividend rate
	• stock options will vest ratably over three years and have a 10-year term	• provides long-term horizon to minimize possible short-term fluctuations
Premium Priced Stock Options	• premium stock options will have an exercise price equal to 125% of fair value on the date of grant	• further enhances the performance-based nature of stock options
• premium stock options will vest ratably over three years and have a 10-year term
RSUs	• RSUs will vest ratably over 3 years	• provides retention as well as alignment with stockholders

        The mix of long-term incentive value for our executive officers, set forth in the table below, was refined to ensure that a majority of the opportunity is performance based, but the Compensation Committee elected to retain RSU awards to help ensure the retention of key executives. While 60% of

Mr. Meaney's long-term incentives are performance based, he also has the highest percentage of RSUs because the performance-based awards received by him have a higher risk profile than other executives.

		EVP Value Mix
	CEO Value Mix
Long-Term Incentive Vehicle		2014	2015
PUs (Relative TSR)	15%	N/A	25%
PUs (Revenue/ROIC)	15%	50%	25%
Premium Priced Stock Options	30%	N/A	N/A
Stock Options	N/A	20%	20%
RSUs	40%	30%	30%

        As noted above, the Compensation Committee elected to implement the Relative TSR-Based PUs over a two year period, as follows:

  •
  Mr. Meaney will continue to receive 50% of his PU award opportunity through Relative TSR-Based PUs in 2014, as he did in 2013.

  •
  Our EVPs, including our Named Executive Officers, will begin receiving Relative TSR-Based PUs in 2015.

  •
  The Compensation Committee's decision to grant this award type to Mr. Meaney and delay the award for our EVPs, including our Named Executive Officers, reflected the following considerations:

  •
  Mr. Meaney has previously received this award type and it is important, as our CEO, to continue to align his rewards with our relative TSR performance; and

  •
  a ruling from the IRS on our REIT-related PLRs, either positive or negative, could materially impact the potential payout without regard to their performance.

Executive Stock Ownership Guideline Changes

        The Committee approved an increase in the required multiple of base salary that each executive is expected to retain under the policy, as follows:

CEO	Increased to 5 times base salary (from 3 times base salary)
CFO	Increased to 3 times salary (from 1 times base salary)
Executive Vice Presidents reporting to the CEO	Increased to 2 times salary (from 1 times base salary)

Employment Agreements

William L. Meaney

        The Company and Mr. Meaney are parties to the CEO Offer Letter, which has no specified term, and Mr. Meaney's employment with the Company is on an at-will basis. The CEO Offer Letter details Mr. Meaney's duties and initial compensation package, which is described in the "CEO Compensation" section of this Proxy Statement. The CEO Offer Letter also provides that a portion of Mr. Meaney's salary will be paid in Swiss Francs.

        In December, 2013, in order to implement the Swiss Franc salary payments agreed to in the CEO Offer Letter, and due to the customary nature of such agreements in Switzerland, a Swiss subsidiary of the Company entered into an employment agreement with Mr. Meaney, or the Swiss Employment Agreement. As required by Swiss law, the Company, through such Swiss subsidiary, funds certain benefits on Mr. Meaney's behalf in connection with his Swiss employment, including an occupational benefit plan and occupational accident insurance. The Company's contribution levels reflect amounts required by Swiss law and are quantified in the "Summary Compensation Table." The Swiss Employment Agreement has no fixed term and is terminable by either party following a one month notice period (except for certain acts identified by Swiss law).

        We do not have any agreements with Mr. Meaney or any other executive that provide for excise tax gross-up payments in connection with a change in control.

Marc Duale

        Mr. Duale, president, Iron Mountain International, has had an employment contract with the Company since his initial hiring in May 2006, or the Duale Employment Agreement, as is customary for executives in Europe, where Mr. Duale is based. The Duale Employment Agreement was amended and restated in September 2011 and was further amended in March 2012 to provide him with the same benefits available to the Named Executive Officers who are participants in the Severance Program except to the extent benefits under his employment contract or applicable Luxembourg law are more favorable. In addition to base salary and short-term incentive compensation, Mr. Duale also receives a car allowance, a corresponding allowance for fuel costs, monthly cash payments for life insurance, reimbursement for tax advisory services and payments for social security contributions in Belgium. The Duale Employment Agreement has no fixed term and is terminable by either party. The Duale Employment Agreement provides for a notice period of seven months if he is terminated by the Company (except in the case of gross misconduct) and a notice period of two months if he resigns. The agreement also provides for certain payments upon termination of his employment as described under the "Termination and Change of Control Arrangements" section of this Proxy Statement. We believe these benefits are customary for executives in Europe in comparable roles.

Roderick Day

        In connection with Mr. Day's appointment as CFO of the Company, the Company entered into an offer letter with Mr. Day, or the Day Offer Letter. Mr. Day will be eligible to receive severance benefits under the Severance Program, with slight modifications as described under the "Termination and Change of Control Arrangements" section of this Proxy Statement. Mr. Day will also be eligible for transition-related benefits to accommodate his temporary split working location between London and Boston. In addition to base salary and short-term incentive compensation, Mr. Day will continue to receive a car allowance, a corresponding allowance for fuel costs, a yearly motor insurance supplement, a UK pension benefit and a UK life insurance benefit during his temporary split working location. The Day Offer Letter has no fixed term and is terminable by either party. The Day Offer Letter superseded and replaced Mr. Day's prior employment with contract the Company, which terminated automatically upon the effectiveness of the Day Offer Letter.

Severance Policy

        During 2012, following a review of competitive market data, the Compensation Committee adopted the Severance Program, which is applicable to certain of our senior executives, including Mr. Ebbighausen, Mr. Day and Ms. Drapeau. The program was adopted to align with market practice and to aid in the retention of our most critical employees given the potential uncertainty of our CEO search and our review of alternative financing, capitalization and tax optimization strategies. The Severance Program generally provides, in the case of termination of an executive's employment by the

Company without cause or by the executive for good reason, for the payment of one year's salary, bonus and group health benefit continuation, nine months outplacement and one year's accelerated vesting of equity awards if the termination of employment occurs within 18 months of when our new CEO joined.

        As provided for in the CEO Offer Letter, Mr. Meaney is a participant the Iron Mountain Companies Severance Plan and Severance Program No. 2, or the CEO Severance Program. The CEO Severance Program generally provides, in the case of termination of Mr. Meaney's employment by the Company without cause or by the executive for good reason, for the payment of one year's base salary and target bonus, one year of group health benefit continuation, nine months outplacement and a pro-rated bonus in the year of termination. If Mr. Meaney's termination is in connection with a change in control, he will be eligible for two years' base salary and target bonus (rather than one year) and 18 months of group health benefit continuation (rather than 12 months), and the other benefits he would otherwise be entitled to remain unchanged. The CEO Severance Program also modifies the determination of a Vesting Change in Control (as defined in the CEO Severance Program) where termination following a Change in Control (as defined in the CEO Severance Program) is directed by a third party, within 90 days prior to the Change in Control (rather than 14 days) or within two years following the Change in Control (rather than 12 months).

        More specific detail is provided in the "Termination and Change of Control Arrangements" section of this Proxy Statement.

Separation Agreement with Brian P. McKeon

        On October 9, 2013, the Company and Mr. McKeon executed an agreement outlining the terms and conditions of Mr. McKeon's separation from the company, or the McKeon Separation Agreement. Under the terms of the McKeon Separation Agreement, Mr. McKeon served as executive vice president and chief financial officer through October 31, 2013. Between October 31, 2013 and his termination of employment on December 31, 2013, Mr. McKeon's role included assisting in the transition of the chief financial officer role. Mr. McKeon receives certain severance benefits in accordance with the Severance Program and the McKeon Separation Agreement, including:

  •
  one year of cash severance paid bi-weekly representing the sum of:

  •
  annual base salary of $530,000; and

  •
  target bonus of $538,531 reflecting Mr. McKeon's target bonus of $530,000 multiplied by the average bonus payout, as a percentage of target bonus, for 2011, 2012 and 2013

  •
  immediate vesting of 42,259 PUs representing PUs awarded to Mr. McKeon in 2011, 2012 and 2013, with shares distributed in accordance with the original vesting date of each PU award. As of December 31, 2013, the PUs are valued at $1,369,110, including accrued dividends;

  •
  accelerated vesting of 13,284 RSUs, plus accrued dividends, representing shares that were scheduled to vest within 12 months of Mr. McKeon's termination. As of December 31, 2013, the RSUs are valued at $428,421, including accrued dividends;

  •
  accelerated vesting of 26,616 stock options representing options that were scheduled to vest within 12 months of Mr. McKeon's termination. As of December 31, 2013, the stock options are valued at $143,115;

  •
  one month of medical continuation at the same subsidized rate as provided to active employees, or $1,169; and

  •
  consistent with the treatment of all employees affected by our organizational realignment, Mr. McKeon received an additional 120 days, for a total of 180 days, in which he could exercise his vested stock options. The Committee approved this change for all affected employees to allow additional time for the resolution of our potential REIT conversion, although we are not able to determine whether the necessary guidance will be received from the IRS during this period.

        The total value of Mr. McKeon's severance benefits is included in the "All Other Compensation" column of the "Summary Compensation Table." In addition to his severance benefits, Mr. McKeon also received a payout of his accrued vacation in the amount of $73,701.

Executive Compensation Clawback

        In order to ensure that the Company has the ability to recoup incentive compensation obtained through actions on the part of management that may prove detrimental to the Company, incentive compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements or performance metrics that affect such executive officer's compensation.

Insider Trading Policy and Prohibition on Hedging and Pledging

        Our Insider Trading Policy prohibits directors and senior executives from engaging in short-term or speculative transactions involving the Company's securities, such as short sales, buying or selling puts or calls and hedging transactions. The Insider Trading Policy also prohibits directors and executive officers from placing the Company's securities in margin accounts or otherwise pledging shares of Common Stock. The Board has granted a limited exception to our prohibition on pledging with respect to the shares of Common Stock pledged by Mr. Ryan, who is a founder of the Company, as disclosed in the "Security Ownership of Certain Beneficial Owners and Management" section of this Proxy Statement. While Mr. Ryan is entitled to continue to pledge those shares, he is prohibited from pledging any additional shares. No other executive officer or director holds Company securities that are held in a margin account or otherwise pledged.

Tax Considerations

        Our Compensation Committee's general policy is to attempt to structure our compensation arrangements to maximize deductions for federal income tax purposes. The Compensation Committee may, however, authorize compensation arrangements that are partially or wholly nondeductible when such arrangements achieve organizational objectives.

        Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer (in our case, the CEO) and certain other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m) of the Code. Our 2002 Plan and our equity compensation plans (other than our 2013 ESPP) are generally designed such that compensation arising on the exercise of options and stock appreciation rights satisfies the "performance-based exemption" and is therefore always fully deductible. The 2002 Plan also provides for the issuance of additional performance based equity and cash awards, which can also be utilized to maximize the deductibility of compensation paid to any of our employees. The Board also adopted and the stockholders approved the Iron Mountain Incorporated 2003 Senior Executive Incentive Program and the Iron Mountain Incorporated 2006 Senior Executive Incentive Program in part to maximize the deductibility of compensation paid to certain of our named executive officers, including Mr. Reese. These various arrangements provide tax-efficient vehicles by which the Compensation Committee can establish specific annual performance goals and objectives.

Compensation Committee Report on Compensation Discussion and Analysis

        We, the members of the Compensation Committee of the Board of the Company, have reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION COMMITTEE
CLARKE H. BAILEY, Chairman MICHAEL W. LAMACH LAURIE A. TUCKER

 COMPENSATION TABLES

Summary Compensation Table

        The following table provides certain information concerning compensation earned by the Named Executive Officers during the years ended December 31, 2011, 2012 and 2013. As required by SEC rules, the table includes:

  •
  each person who served as CEO or chief financial officer at any time during 2013; and

  •
  the three other most highly compensated persons serving as executive officers at year end.

Summary Compensation Table for 2011, 2012 and 2013

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
William L. Meaney(8)	2013	$988,462	$250,000	$4,636,565	$2,013,155	$1,124,949	$753,485	$9,766,616
President and Chief Executive Officer
Roderick Day(7)(9)	2013	$357,673	$—	$613,953	$—	$159,505	$48,832	$1,179,963
Interim Chief Financial Officer
Marc A. Duale(7)	2013	$687,523	$—	$899,942	$—	$524,168	$154,023	$2,265,656
President, Iron Mountain	2012	$665,722	$—	$632,954	$114,627	$524,691	$123,452	$2,061,446
International	2011	$721,252	$—	$251,907	$181,541	$603,901	$104,501	$1,863,102
Harold E. Ebbighausen	2013	$567,173		$1,199,948	$—	$412,295	$15,945	$2,195,361
President, Iron Mountain	2012	$560,962	$—	$1,306,044	$41,050	$576,484	$22,980	$2,507,520
North America	2011	$521,769	$—	$979,084	$363,083	$511,536	$14,673	$2,390,145
Anne S. Drapeau(10)	2013	$401,785	$—	$699,988	$—	$212,973	$10,979	$1,325,725
Executive Vice President,
Strategy and Talent
C. Richard Reese(11)	2013	$701,882	$—	$—	$—	$—	$53,870	$755,752
Former Chairman of the Board	2012	$1,004,519	$—	$4,675,154	$128,414	$1,579,907	$20,662	$7,408,656
and Chief Executive Officer	2011	$956,381	$—	$856,017	$919,173	$1,415,762	$10,780	$4,158,113
Brian P. McKeon(12)	2013	$532,038	$—	$999,992	$81,317	$—	$3,095,114	$4,708,461
Former Executive Vice President	2012	$526,220	$—	$1,061,938	$100,552	$546,644	$11,984	$2,247,338
and Chief Financial Officer	2011	$515,960	$—	$503,839	$363,083	$579,154	$11,500	$1,973,536

(1)
Total reported reflects salary earned during the fiscal year, adjusted for changes in salary rates, where applicable. Salary is paid bi-weekly with an hourly rate based on 2,080 hours per year, or 260 working days. Because fiscal 2013 included 261 working days, Messrs. McKeon's and Ebbighausen's total salary exceeds their respective annualized salary, and the increase over the annualized salary represents the additional day of salary.

(2)
The amounts reported in the "Stock Awards" column present the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts were not paid to or realized by the officer in the year indicated. The calculation of grant date fair values of PUs in the "Summary Compensation Table" is based on the probable outcome of the applicable performance goals, which is assumed for such purposes at target level attainment for each such goal, except for the PU award granted to Mr. Meaney on March 29, 2013. Mr. Meaney's March 29, 2013 award was based on a market-based performance condition and the fair value reflects the expected value of the award determined under a Monte Carlo simulation. The table below illustrates both the expected value of PUs and the value if we were to achieve the applicable maximum payout under the 2002 Plan. Excludes the aggregate incremental fair value resulting from the 2012 amendments to outstanding RSUs and PUs.

 2013 Awards

	Components of Stock Awards			Additional Information
Name	RSU Value ($)	Value of PUs – Expected ($)		Value of PUs – at Maximum ($)
William L. Meaney	2,081,599	2,554,966	*	3,974,271	*
Roderick Day	556,968	56,985		85,478
Marc A. Duale	449,971	449,971		674,957
Harold E. Ebbighausen	599,974	599,974		899,961
Anne S. Drapeau	349,994	349,994		524,991
Brian P. McKeon	499,996	499,996		749,994

*
Represents the aggregate expected and maximum values of awards of 31,516 PUs, granted on March 29, 2013 and 31,515 PUs, granted on March 15, 2013.

2012 Awards

	Components of Stock Awards (Excludes Equity Amendments)		Additional Information
Name	RSU Value ($)	Value of PUs – Expected ($)	Value of PUs – at Maximum ($)
Marc A. Duale	281,158	271,427	407,141
Harold E. Ebbighausen	562,344	542,880	814,320
C. Richard Reese	2,108,850	2,035,858	3,053,787
Brian P. McKeon	468,633	452,413	678,620

2011 Awards

	Components of Stock Awards			Additional Information
Name	RSU Value ($)		Value of PUs – Expected ($)	Value of PUs – at Maximum ($)
Marc A. Duale	85,508		166,399	249,598
Harold E. Ebbighausen	646,261	**	332,823	499,235
C. Richard Reese	—		856,017	1,284,025
Brian P. McKeon	171,016		332,823	499,235

**
Represents the aggregate value of awards of 6,404 RSUs granted on March 11, 2011 and 15,358 RSUs granted on September 8, 2011.
(3)
For a list of 2013 stock and option awards, see the "Grants of Plan-Based Awards" table, below.

(4)
The amounts reported in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted in the year indicated computed in accordance with FASB ASC Topic 718. For Mr. McKeon, no stock options were granted in 2013 and the amounts reported represent the incremental grant date fair value associated with the extension of the exercise period of his option in accordance with his separation agreement. For 2012, no stock options were granted, and the 2012 amounts reported in the column represent the incremental grant date fair value associated with the adjustment of previously granted stock options in connection with the $700 million dividend in November, 2012, or the Special Dividend, representing an initial distribution to satisfy the requirement that the Company pay its accumulated earning and profits to stockholders in connection with the potential conversion to a REIT, which adjustment was effected to maintain the same intrinsic value of the option awards before and after the impact of the cash portion of the Special Dividend. Assumptions used in the calculation of these amounts are included in Note 2 to the Company's Consolidated Financial Statements included in the Company's Annual Reports on Form 10-K for the years ended December 31, 2011, 2012 and 2013. These amounts were not paid to or realized by the officer in the year indicated.

(5)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column reflect amounts paid to the Named Executive Officers under our non-equity incentive compensation plans based on the achievement of selected performance targets earned in the specified year and paid in the following year. Non-equity incentive compensation awards are calculated based on the individual's base salary earnings before any deductions or deferrals, such as 401(k) contributions or deferred compensation plan contributions. Details regarding the calculation of these payments are included in the "Compensation Discussion and Analysis" section of this Proxy Statement on pages 41-46.

(6)
The amounts reported in the "All Other Compensation" column include 401(k) Plan Company match, income on premiums paid with respect to group term life insurance, or GTLI, parking fees paid, the Company-paid portion of direct expenses, primarily spousal travel related to attendance at business events, payments for home security, payment for medical insurance in Switzerland and our international medical insurance program for Mr. Meaney, relocation expense for Mr. Meaney, a retirement gift for Mr. Reese and severance payments for Mr. McKeon plus amounts paid to Mr. Day and Mr. Duale, as set forth below. Members of Mr. Meaney's family have occasionally accompanied him on business related travel, both commercial and private, where their presence is relevant to the meeting. The cost of commercial flights are included in the Business Event Expenses including Spousal Travel item below while private flights have no incremental cost to the Company.

Tax gross-ups are provided for Messrs. Meaney and Ebbighausen and Ms. Drapeau for taxable income associated with a company recognition event where they served as executive hosts. Mr. Meaney also received a tax gross-up on spousal travel associated with business meetings. In accordance with the CEO Offer Letter, tax gross-ups were also provided to Mr. Meaney associated with his taxable relocation expenses, up to the maximum allowable under the CEO Offer Letter, and related to the legal fees paid by the company in connection with the negotiation of the CEO Offer Letter. Mr. Reese was provided a tax gross-up on the value of the retirement awarded to him by the Board of Directors for his long standing service to the Company, as described in the Executive Summary.

The charts below set forth a more detailed breakdown of "All Other Compensation" for 2013.

	William L. Meaney	Harold E. Ebbighausen	C. Richard Reese	Anne S. Drapeau	Brian P. McKeon
401K Match ($)	$6,375	$5,100	$5,100	$5,100	$5,100
GTLI ($)	$222	$222	$222	$222	$222
Parking ($)	$1,700	$5,025	$1,200	$5,025	$5,025
Home Security ($)	$—	$—	$—	$—	$720
Company Recognition Event Expenses including Spousal Travel ($)	$346	$2,956	$—	$426	$—
Tax Gross-Up for Company Recognition Event Expenses ($)	$202	$2,642	$—	$206	$—
Business Related Spousal Travel ($)	$5,173	$—	$—	$—	$—
Tax Gross-up for Business Related Spousal Travel ($)	$4,625	$—	$—	$—	$—
Swiss Benefits ($)	$345	$—	$—	$—	$—
Swiss Medical Insurance ($)	$25,059	$—	$—	$—	$—
International Medical Plan* ($)	$41,964	$—	$—	$—	$—
Other ($)	$—	$—	$25,000	$—	$—
Tax Gross-Up for Retirement Gift ($)	$—	$—	$22,348	$—	$—
Relocation** ($)	$393,057	$—	$—	$—	$—
Tax Gross-Up for Relocation** ($)	$206,943	$—	$—	$—	$—
Legal Fees** ($)	$35,626	$—	$—	$—	$—
Tax Gross-Up for Legal Fees** ($)	$31,848	$—	$—	$—	$—
Payments in Regard to Termination ($)	$—	$—	$—	$—	$3,010,346
Accrued Vacation Cash-Out***	$—	$—	$—	$—	$73,701
Total ($)	$753,485	$15,945	$53,870	$10,979	$3,095,114

*
Mr. Meaney participated in the Company's international medical plan for 2013.

**
These expenses, $667,474 in the aggregate, are one-time costs in connection with the negotiation, hiring and relocation of Mr. Meaney as CEO of the Company.

***
The payments in regard to termination and accrued vacation for Mr. McKeon are described more fully in the "Separation Agreement with Brian P. McKeon" section of this Proxy Statement.

	Roderick Day	Marc A. Duale
Car Allowance ($)	$15,014	$33,167
Fuel Allowance ($)	$3,128	$3,317
Car Insurance ($)	$860	$—
Medical Insurance ($)	$1,671	$46,145
Tax Planning Services ($)	$—	$7,301
Belgium Social Security Contributions ($)	$—	$31,523
Life Insurance ($)	$1,334	$—
Life Assurance Cash Payment ($)	$—	$26,554
Employer Pension Scheme Contribution ($)	$26,825	$—
Company Recognition Event Expenses (including Spousal Travel) ($)	$—	$5,097
Tax Gross-Up for Company Recognition Event Expenses ($)	$—	$919
Total ($)	$48,832	$154,023
(7)
Mr. Day's and Mr. Duale's 2013 compensation, except for certain tax planning services denominated in U.S. dollars, were converted to U.S. dollars using a conversion rate of £1.00 to $1.5640 and €1.00 to $1.3277, respectively, which represent the average exchange rates for fiscal year 2013. The corresponding ratio for Mr. Duale was €1.00 to $1.2856 for 2012 and €1.00 to $1.3928 for 2011, both determined on the same basis.

(8)
Mr. Meaney joined the Company as President and CEO in January 2013. Mr. Meaney's 2013 salary includes 3,763 Swiss Francs earned following the adoption of the Swiss Employment Agreement, converted to U.S. dollars using a conversion rate of 1.1181 which represents the average exchange rate for the period from the adoption of the Swiss Employment Agreement through the end of fiscal 2013. The Swiss Benefits included in All Other Compensation are converted to U.S. dollars on the same basis.

(9)
Mr. Day was appointed interim Chief Financial Officer effective November 2013. He received a $500,000 RSU grant in connection with this appointment to compensate for his added responsibility.

(10)
Ms. Drapeau was elected as an Executive Officer of the company in October 2013.

(11)
Mr. Reese served as CEO through January 6, 2013 and as Executive Chairman through March 15, 2013. For the remainder of 2013, he served as a special advisor to the Company.

(12)
Mr. McKeon served as Chief Financial Officer through October 31, 2013. He remained an employee of the Company until December 31, 2013 to assist with the transition of responsibilities to Mr. Day. In accordance with his separation agreement, Mr. McKeon vested in 4,593 of his RSU and 9,660 of his PU awards granted in 2013. As a result, Mr. McKeon's 2013 compensation includes the grant value of these awards and also includes the value at fiscal year-end for the vested portion of the same award.

 Grants of Plan-Based Awards for 2013

        The following table sets forth certain information concerning the grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2013. For a description of these awards, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)			Closing Market Price on the Date of Grant ($/Sh)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/Sh)			Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Award Date(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William L. Meaney	n/a	n/a	$—	$1,229,453	$1,921,020	n/a	n/a	n/a	n/a	n/a	n/a		n/a	n/a
	11/29/2012	3/29/2013	n/a	n/a	n/a	n/a	31,516	63,032	n/a	n/a	n/a		n/a	$1,412,547
	11/29/2012	3/15/2013	n/a	n/a	n/a	n/a	31,515	47,272	n/a	n/a	n/a		n/a	$1,142,419
	11/29/2012	1/7/2013	n/a	n/a	n/a	n/a	n/a	n/a	63,031	n/a	n/a		n/a	$2,081,599
	11/29/2012	1/7/2013	n/a	n/a	n/a	n/a	n/a	n/a	n/a	261,698	$33.03	(6)	$33.00	$2,013,155
Roderick Day	n/a	n/a	$—	$160,953	$209,239	n/a	n/a	n/a	n/a	n/a	n/a		n/a	n/a
	n/a	11/5/2013	n/a	n/a	n/a	n/a	n/a	n/a	19,398	n/a	n/a		n/a	$499,983
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	1,572	2,358	n/a	n/a	n/a		n/a	$56,985
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	n/a	n/a	1,572	n/a	n/a		n/a	$56,985
Marc A. Duale	n/a	n/a	$—	$550,018	$791,339	n/a	n/a	n/a	n/a	n/a	n/a		n/a	n/a
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	12,413	18,619	n/a	n/a	n/a		n/a	$449,971
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	n/a	n/a	12,413	n/a	n/a		n/a	$449,971
Harold E. Ebbighausen	n/a	n/a	$—	$565,000	$794,531	n/a	n/a	n/a	n/a	n/a	n/a		n/a	n/a
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	16,551	24,826	n/a	n/a	n/a		n/a	$599,974
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	n/a	n/a	16,551	n/a	n/a		n/a	$599,974
Anne S. Drapeau	n/a	n/a	$—	$240,191	$350,288	n/a	n/a	n/a	n/a	n/a	n/a		n/a	n/a
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	9,655	14,482	n/a	n/a	n/a		n/a	$349,994
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	n/a	n/a	9,655	n/a	n/a		n/a	$349,994
C. Richard Reese	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a	n/a
Brian P. McKeon	n/a	n/a	$—	$530,000	$772,939	n/a	n/a	n/a	n/a	n/a	n/a		n/a	n/a
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	13,793	20,689	n/a	n/a	n/a		n/a	$499,996
	3/13/2013	3/15/2013	n/a	n/a	n/a	n/a	n/a	n/a	13,793	n/a	n/a		n/a	$499,996
	3/11/2011	3/11/2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	55,440	$25.09		$26.03	$25,950	(7)
	5/24/2007	5/24/2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	40,477	$24.70		$26.03	$17,299	(7)
	5/24/2007	5/24/2007	n/a	n/a	n/a	n/a	n/a	n/a	n/a	89,072	$24.70		$26.03	$38,068	(7)

(1)
Mr. Meaney's equity compensation was approved on November 29, 2012 as part of the CEO Offer Letter. The number of RSUs and PUs awarded to Mr. Meaney and the economic value of stock options were defined in the CEO Offer Letter. Stock Option and RSU awards were granted on his date of hire. The grant date for Mr. Meaney's PU awards represent the date where all conditions were approved for each grant, including the relevant performance conditions. For all other executives, the Compensation Committee approved the awards on March 13, 2013, with a grant date of March 15, 2013, to align with Mr. Meaney's PU award granted on that date.

(2)
The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Threshold," reflect the minimum payment level of short-term incentive compensation for each of the Named Executive Officers, which is zero for all. The amounts reported in "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Maximum," reflect that for 2013, our plans provided the potential to earn a maximum of 130% to 156.25% of target, based on the structure of the plan applicable to each executive. The specific components of the Non-Equity Incentive Plan are described in the "Performance-Based Incentive Compensation" section of this Proxy Statement. The "Target" and "Maximum" amounts are based on the Named Executive Officer's base salary earnings and position in 2013. Non-equity incentive plan awards actually paid by the Company for services rendered in 2013 are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" above.

(3)
The amounts reported in "Estimated Future Payouts Under Equity Incentive Plan Awards" column, sub-column "Maximum," reflect that our plans provide the potential to earn up to 150% of target PUs based on achievement of enterprise revenue growth and ROIC against targets for the Named Executive Officers. Achievement is determined at the end of a one-year measurement period, and the PUs generally vest three years from the date of grant. Based on performance during fiscal year 2013, as adjusted as described in the "Executive Summary" section of this Proxy Statement, 70.04% of the target number of PUs were earned pursuant to these awards. Mr. Meaney's also received an award of 31,516 PUs that provide the potential to earn up to 200% of the target PUs based on the Company's TSR performance across a three (3) year period. The Company's performance will be measured relative to the S&P 500 (excluding financial services) during the period 2013-2015. Earned PUs will be settled in stock on the third anniversary of grant, as long as Mr. Meaney remains employed by Iron Mountain on that date.

(4)
Each RSU was granted under the 2002 Plan, and each grant vests in three substantially equal annual installments beginning on the first anniversary of the grant date, except for Mr. Meaney's grant, which vests 25% on the third anniversary of his start date, 25% on the fourth anniversary of his start date, and 50% vests on the fifth anniversary of his start date. Each RSU award is settled in shares of common stock on each vesting date.

(5)
Mr. Meaney's stock options were granted under the 2002 Plan, and vest in three substantially equal annual installments beginning on the first anniversary of the grant date.

(6)
The exercise price is not less than the closing price on the grant date.

(7)
Represents the incremental grant date fair value, as calculated in accordance with ASC Topic 718, determined on November 5, 2013, the date the Compensation Committee approved the extension of the exercise period following separation for all employees affected by the Company's reorganization. For Mr. McKeon, this extension was not effective until January 2014; however, the charge was recorded in the fourth quarter of 2013 because his separation from the Company had been previously announced.

        The amounts in the "Summary Compensation Table" for 2011, 2012 and 2013 reflect our compensation programs and plans, all of which are developed under our compensation philosophy of "paying for performance." Each element of compensation (salary, non-equity incentive compensation, equity incentive compensation and benefits) is designed to work together to help us meet and exceed our short-term and long-term goals and objectives and reward Named Executive Officers when we and they are successful. Our compensation programs provide the opportunity for the alignment of interests of our Named Executive Officers and directors with those of our stockholders. For a description of the material factors related to an understanding of these amounts, see the section of this Proxy Statement entitled "Compensation Discussion and Analysis."

        The following table sets forth certain information with respect to outstanding equity awards held by our Named Executive Officers at December 31, 2013. Market Value was determined using the closing price of $30.35 on December 31, 2013.

 Outstanding Equity Awards at Fiscal Year-End for 2013

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
William L. Meaney	—	261,698	(1)	$33.03	1/7/2023
						63,031	(2)	$1,912,991
						31,516	(3)	$956,511
						22,073	(4)	$669,916
Roderick Day	842	—		$23.84	9/11/2018
	3,160	3,163	(5)	$25.31	6/4/2019
	7,128	7,128	(6)	$21.04	12/10/2019
	3,294	2,201	(7)	$21.83	6/3/2020
	—	1,149	(8)	$25.09	3/11/2021
						964	(9)	$29,257
						147	(10)	$4,461
						1,701	(11)	$51,625
						1,271	(12)	$38,575
						5,593	(13)	$169,748
						1,101	(4)	$33,415
						1,572	(14)	$47,710
						19,398	(15)	$588,729
Marc A. Duale	10,302	41,210	(16)	$24.27	3/1/2019
	18,460	9,260	(8)	$25.09	3/11/2021
						7,788	(9)	$236,366
						1,176	(10)	$35,692
						10,212	(11)	$309,934
						7,621	(12)	$231,297
						8,694	(4)	$263,863
						12,413	(14)	$376,735
Harold E. Ebbighausen	7,212	28,847	(16)	$24.27	3/1/2019
	12,117	—		$24.76	4/28/2018
	18,461	18,519	(8)	$25.09	3/11/2021
						15,578	(9)	$472,792
						2,351	(10)	$71,353
						8,438	(17)	$256,093
						20,426	(11)	$619,929
						15,240	(12)	$462,534
						11,592	(4)	$351,817
						16,551	(14)	$502,323

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Anne S. Drapeau	30,295	25,721	(18)	$21.83	6/3/2020
	5,640	5,659	(8)	$25.09	3/11/2021
						8,678	(19)	$263,377
						4,759	(9)	$144,436
						719	(10)	$21,822
						10,212	(11)	$309,934
						7,621	(12)	$231,297
						6,762	(4)	$205,227
						9,655	(14)	$293,029
C. Richard Reese	79,015	—		$25.31	6/4/2019
	65,094	—		$23.04	3/5/2020
	51,281	25,719	(8)	$25.09	3/11/2021
	37,544	18,829	(20)	$28.42	5/6/2021
						35,019	(21)	$1,062,827
						76,600	(11)	$2,324,810
						57,151	(12)	$1,734,533
Brian P. McKeon	89,072	—		$24.70	5/23/2017
	32,380	32,394	(22)	$24.70	5/23/2019
	36,921	18,519	(23)	$25.09	3/11/2021
						15,578	(24)	$472,792
						2,351	(25)	$71,353
						17,021	(26)	$516,587
						12,700	(27)	$385,445
						9,660	(28)	$293,181
						13,793	(29)	$418,618

(1)
Options vest in three substantially equal installments on January 7, 2014, January 7, 2015 and January 7, 2016.

(2)
RSUs vest 25% on January 7, 2016, 25% on January 7, 2017 and 50% on January 7, 2018.

(3)
PUs will be earned based on 3-year TSR performance ending on December 31, 2015 relative to the S&P 500 (excluding financial services). The performance range on this award will be 0% to 200% of the target award. Earned PUs, if any, will vest in one installment on March 15, 2016.

(4)
PUs earned as a result of achievement of 2013 revenue growth and ROIC relative to performance targets vest in one installment on March 15, 2016. If Mr. Ebbighausen terminates his employment prior to March 15, 2016, his respective PUs will vest under the retirement provisions of the award, but the shares underlying the PUs will not be delivered until March 15, 2016.

(5)
Options will vest in one installment on June 4, 2014.

(6)
Options will vest in one installment on December 10, 2014.

(7)
Options vest in two substantially equal installments on June 3, 2014 and June 3, 2015.

(8)
Options will vest in one installment on March 11, 2014.

(9)
PUs earned as a result of achievement of 2011 revenue growth and ROIC relative to performance targets vested on March 11, 2014.

(10)
RSUs vest in one installment on March 11, 2014.

(11)
PUs earned as a result of achievement of 2012 revenue growth and ROIC relative to performance targets vest in one installment on March 9, 2015. If Mr. Reese or Mr. Ebbighausen terminates his employment prior to March 9, 2015, his respective PUs will vest under the retirement provisions of the award, but the shares underlying the PUs will not be delivered until March 9, 2015.

(12)
RSUs vest in two substantially equal installments on March 9, 2014 and March 9, 2015. For Mr. Reese only, if he terminates his employment prior to the vesting of all RSUs, the unvested RSUs, if any, will vest under the retirement provisions of the award, but the shares underlying the RSUs will not be delivered until the respective vesting dates.

(13)
RSUs vest in two substantially equal installments on June 13, 2014 and June 13, 2015.

(14)
RSUs vest in three substantially equal installments on March 15, 2104, March 15, 2105 and March 15, 2016.

(15)
RSUs vest in three substantially equal installments on November 5, 2104, November 5, 2105 and November 5, 2016.

(16)
Options vest in four substantially equal installments on March 2 of each year from 2014 until 2017.

(17)
RSUs vest in two substantially equal installments on September 8, 2014 and September 8, 2015.

(18)
Options will vest in one installment on June 3, 2014.

(19)
RSUs vest in one installment on June 4, 2014.

(20)
Options vest in one installment on May 6, 2014.

(21)
PUs earned as a result of achievement of 2011 revenue growth and ROIC relative to performance targets vest in one installment on May 6, 2014. If Mr. Reese terminates his employment prior to May 6, 2014, these PUs will vest under the retirement provisions of the award described on pages 49 and 50, but the shares underlying the PUs will not be delivered until May 6, 2014.

(22)
Per the terms of Mr. McKeon's separation agreement, 8,097 options vested on January 14, 2014.

(23)
Per the terms of Mr. McKeon's separation agreement, 18,519 options vested on January 14, 2014.

(24)
Per the terms of Mr. McKeon's separation agreement, PUs earned as a result of achievement of 2011 revenue growth and ROIC relative to performance targets vested on January 14, 2014 and will be delivered in one installment on May 6, 2014.

(25)
Per the terms of Mr. McKeon's separation agreement, 2,351 RSUs vested on January 14, 2014.

(26)
Per the terms of Mr. McKeon's separation agreement, PUs earned as a result of achievement of 2012 revenue growth and ROIC relative to performance targets vested on January 14, 2014 and will be delivered in one installment on March 9, 2015.

(27)
Per the terms of Mr. McKeon's separation agreement, 6,340 RSUs vested on January 14, 2014. The remaining 6,360 RSUs were forfeited at that time.

(28)
Per the terms of Mr. McKeon's separation agreement, PUs earned as a result of achievement of 2013 revenue growth and ROIC relative to performance targets vested on January 14, 2014 and will be delivered in one installment on March 15, 2016.

(29)
Per the terms of Mr. McKeon's separation agreement, 4,593 RSUs vested on January 14, 2014. The remaining 9,200 RSUs were forfeited at that time.

        The following table sets forth certain information with respect to option exercises and RSUs vested during the year ended December 31, 2013.

Option Exercises and Stock Vested at Fiscal Year-End for 2013

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William L. Meaney	N/A	N/A	N/A	N/A
Roderick Day	29,372	$432,091	3,568	$113,785
Marc A. Duale	N/A	N/A	4,973	$181,838
Harold E. Ebbighausen	4,037	$8,843	18,389	$599,066
Anne S. Drapeau	N/A	N/A	13,192	$480,891
C. Richard Reese	N/A	N/A	28,532	$1,043,269
Brian P. McKeon	N/A	N/A	8,683	$317,494

(1)
Value realized includes the payout of accrued cash dividend equivalents.

        The following table sets forth certain information with respect to nonqualified deferred compensation during the year ended December 31, 2013 of the Named Executive Officers.

Non-Qualified Deferred Compensation for 2013

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
William L. Meaney	$—	$—	$—	$—
Roderick Day(1)	N/A	N/A	N/A	N/A
Marc A. Duale(1)	N/A	N/A	N/A	N/A
Harold E. Ebbighausen	$288,242	$566,985	$—	$2,286,753	(2)
Anne S. Drapeau	$—	$—	$—	$—
C. Richard Reese	$—	$987,731	$—	$5,003,947	(2)
Brian P. McKeon	$—	$—	$—	$—

(1)
Messrs. Day and Duale are not eligible to participate in any nonqualified deferred compensation plans.

(2)
All amounts previously deferred were reported as compensation to the Named Executive Officer in prior Summary Compensation Tables for the relevant periods.

        The Company provides certain of its more highly compensated employees, including the Named Executive Officers, with the opportunity to defer between 5% and 100% of any 2013 non-equity incentive compensation and/or up to between 5% and 50% of base salary through the EDCP. This benefit is offered to these employees in part because they are limited by the Code and applicable nondiscrimination testing rules in the amount of 401(k) contributions they can make under the Company's 401(k) Plan. Deferral elections and elections relating to the timing of payments are made prior to the period in which the salary and/or incentive compensation bonuses are earned. The Company does not contribute any matching, profit sharing or other funds to the EDCP for any employee. Participants in the EDCP can elect to invest their deferrals in funds that mirror, as closely as possible, the investment options available under the Company's 401(k) Plan. The EDCP does not pay any above market rates and is administered by the Compensation Committee.

Termination and Change of Control Arrangements

        In addition to the deferred compensation shown in the "Non-Qualified Deferred Compensation for 2013" table and as discussed below, the Company maintains various contracts and agreements that require payments to a Named Executive Officer at, following or in connection with (1) any termination of such officer, (2) a change in control of the Company or (3) a change in such officer's responsibilities. This section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2013. This section also describes the separation agreements we entered into with Mr. McKeon, whose employment with the Company terminated during 2013.

        As discussed on page 50 of this Proxy Statement, our equity plans provide that any unvested options and other awards granted under the respective plan will vest immediately should an employee be terminated by the Company, or terminate his or her own employment for "good reason," within the Relevant Period in connection with a vesting change of control. This applies to the same degree to all outstanding options held by employees, including the Named Executive Officers.

        Mr. Meaney is entitled to the benefits under the CEO Severance Program in the event of a "qualifying termination," which is generally defined as the termination of an eligible employee's employment without "cause" or termination by the eligible employee for "good reason." "Cause" is generally defined in the CEO Severance Program as any of: (1) fraud, embezzlement or theft against the Company; (2) being convicted of, or pleading guilty or no contest to, a felony; (3) breach of a fiduciary duty owed to the Company; (4) material breach of any material policy of the Company; (5) willful failure to perform material assigned duties (other than by reason of illness); or (6) committing an act of gross negligence, engaging in willful misconduct or otherwise acting with willful disregard for the best interests of the Company. "Good reason" in the CEO Severance Program means that Iron Mountain has, without Mr. Meaney's consent, (1) materially diminished the sum of his base compensation plus target nonequity incentive compensation, (2) required Mr. Meaney to be based at an office or primary work location that is greater than 50 miles from Boston, Massachusetts, (3) materially diminished Mr. Meaney's authority and/or responsibilities and/or assigned Mr. Meaney to duties and responsibilities that are generally inconsistent with his position with Iron Mountain prior to the change, (4) ceased to have Mr. Meaney report directly to the Board, or (5) materially breached the CEO Severance Program or the CEO Offer Letter.

        In the event of a qualifying termination under the CEO Severance Program, Mr. Meaney is entitled to certain severance benefits, including: (1) cash compensation consisting of (a) the sum of one year's base salary and a bonus payment equal to the annual target performance-based cash bonus for the year of termination, which aggregate amount would be doubled if such termination is in connection with a Change in Control, and (b) Mr. Meaney's actual annual performance-based bonus earned in respect to the year of termination based on the achievement of performance goals in accordance with the Company's annual incentive compensation program, with such bonus pro-rated from the beginning of the fiscal year of termination through to the actual termination date, (2) the Company's payment of (a) the employer share of the cost of medical and dental coverage under COBRA coverage until the earlier of (i) the first anniversary of Mr. Meaney's termination or for 18 months in connection with a Change in Control and (ii) the date on which COBRA coverage ends and (b) outplacement services for nine months following termination.

        Mr. Ebbighausen, Ms. Drapeau, and, as a result of entering into the Day Offer Letter, Mr. Day are entitled to the benefits under the Severance Program in the event of a "qualifying termination," which is generally defined as the termination of an eligible employee's employment without "cause" or termination by the eligible employee for "good reason." The definition of "Cause" for the purposes of the Severance Program is substantially the same as the definition of "Cause" in the CEO Severance

Program, as described above. The definition of "good reason" in the Severance Program is substantially the same as good reason under the 2002 Plan with an additional component that could result in an acceleration if the eligible employee were to terminate his or her employment within 14 days prior to or 12 months after a vesting change of control. The additional component is a material diminution in the responsibilities or title or position with the Company and/or the assignment of duties and responsibilities that are generally inconsistent with such eligible employee's position with the Company immediately prior to the vesting change in control.

        In connection with the Day Offer Letter, the definition of "good reason" as it applies to Mr. Day in the Severance Program has been modified to include an office or primary work location greater than 50 miles from either the Company's Boston corporate office or the Company's London corporate office.

        In the event of a qualifying termination under the Severance Program, the eligible employee is entitled to certain severance benefits, including: (1) cash compensation consisting of one year's base salary and a bonus payment generally equal to the annual target bonus for the eligible employee for the year of termination multiplied by such employee's average payout percentage over the prior three years and (2) the Company's payment of (a) the employer share of the cost of medical and dental coverage under COBRA coverage until the earlier of (i) the first anniversary of such employee's termination and (ii) the date on which COBRA coverage ends and (b) outplacement services for nine months following termination.

        Also, as discussed on pages 49 and 50 of this Proxy Statement, under the retirement provisions of the PU award, Mr. Ebbighausen qualifies for continued vesting of outstanding PU awards if he terminates his employment for any reason. If Mr. Ebbighausen terminated his employment on December 31, 2013, he would receive benefits in the amount of $1,696,984 in connection with the continued vesting of his PU awards, although delivery of his 2011 PU award would not occur until March 11, 2014, delivery of his 2012 PU award would not occur until March 9, 2015 and delivery of his 2013 PU award would not occur until March 15, 2016.

        Pursuant to the Duale Employment Agreement, in the event of his termination, he is entitled to the greater of (1) a non-competition indemnity payment of up to one year of his salary, (2) severance payments due to him under applicable Luxembourg law or (3) payments equivalent to what he would be entitled to if he was a participant in the Severance Program. The amounts Mr. Duale would have received upon a termination of his employment on December 31, 2013 are set forth in the tables below.

        It is a condition to receipt of severance benefits under each of (1) the CEO Severance Program, (2) the Severance Program and (3) the Duale Employment Agreement that the employee receiving severance benefits under such program or agreement execute, deliver and not revoke a separation and release agreement and a confidentiality and non-competition agreement. The receipt of the employer share of the cost of medical and dental coverage under COBRA is conditioned on the employee not being in breach of either of the separation and release agreement or the confidentiality and non-competition agreement.

        As of December 31, 2013, neither Mr. Reese nor Mr. McKeon served as executive officers of the Company. Mr. Reese served as CEO of the Company until January 7, 2013, and as a director and Executive Chairman of the Board of the Company until March 15, 2013. Mr. Reese transitioned from Executive Chairman to a special advisor to the Company in March 2013, and Mr. Reese currently serves in that capacity. Mr. Reese received no special termination benefits in connection with his change in responsibilities, and Mr. Reese's current compensation arrangement is detailed in the "Compensation Discussion and Analysis" section of this Proxy Statement.

        In connection with his termination on December 31, 2013, Mr. McKeon became entitled to certain severance payments, which are detailed in the "Separation Agreement with Brian P. McKeon" section of this Proxy Statement. The value of the severance payments to which Mr. McKeon is entitled is included in the "All Other Compensation" column of the "Summary Compensation Table" included in this Proxy Statement.

        The table below reflects the amount of compensation that would be paid to certain Named Executive Officers in the event of termination of such Named Executive Officers' employment upon a qualifying termination under the CEO Severance Program (in the case of Mr. Meaney) or the Severance Program (in the case of Mr. Duale, Mr. Ebbighausen and Ms. Drapeau). The amounts shown assume that such termination was effective as of December 31, 2013.

Estimated Benefits Upon A Qualifying Termination Under the Applicable Severance Program

Named Executive Officer	Cash Severance ($)	Continuation of Benefits and Outplacement Services ($)	Total ($)
William L. Meaney	$3,374,949	$86,964	$3,461,913
Roderick Day(1)	$518,981	$46,671	$565,652
Marc A. Duale	$1,234,757	$91,145	$1,325,902
Harold E. Ebbighausen	$1,080,616	$54,756	$1,135,372
Anne Drapeau	$663,153	$45,000	$708,153

        The table below reflects the amount of compensation that would be paid to certain Named Executive Officers in the event of termination of such Named Executive Officers' employment upon a qualifying termination under the CEO Severance Program (in the case of Mr. Meaney) or the Severance Program (in the case of Mr. Duale, Mr. Ebbighausen and Ms. Drapeau) in connection with a change of control. The amounts shown assume that such termination was effective as of December 31, 2013.

Estimated Benefits Upon A Qualifying Termination Under the
Applicable Severance Program in Connection with a Change in Control

Named Executive Officer	Cash Severance ($)	Continuation of Benefits and Outplacement Services ($)	Total ($)
William L. Meaney	$5,624,949	$107,946	$5,732,895
Roderick Day(1)	$518,981	$46,671	$565,652
Marc A. Duale	$1,234,757	$91,145	$1,325,902
Harold E. Ebbighausen	$1,080,616	$54,756	$1,135,372
Anne Drapeau	$663,153	$45,000	$708,153

(1)
The estimated benefits shown for Mr. Day reflect benefits he would have received on December 31, 2013 if he had been a participant in the Severance Program at that time. Taking Mr. Day's cash compensation following his appointment as chief financial officer into account, the total would increase to approximately $892,000.

        In addition to the benefits listed above, in the event of a "qualifying termination" within 18 months of January 7, 2013, the date that Mr. Meaney replaced Mr. Reese as the Company's new CEO, under the Severance Program, an eligible employee will receive credit for an additional twelve months of vesting service as of the date of such qualifying termination for unvested equity compensation arrangements (including, for example, options and RSUs). This trigger for additional vesting was chosen to allow Named Executive Officers to focus on the Company's goals during the uncertainty of the search for a new CEO. Additional vesting service will be credited to the extent necessary to fully vest earned but not delivered PUs. The table below reflects the value of the additional vesting that would be credited to the Named Executive Officers listed below in the event of a qualifying termination within 18 months of the date on which Mr. Meaney became the Company's new CEO. The amounts shown assume that such termination was effective as of December 31, 2013.

Estimated Benefits Upon A Qualifying Termination Under the Severance Program
in Connection With a Chief Executive Officer Replacement for Mr. Reese

Named Executive Officer	Cash Severance ($)	Continuation of Benefits and Outplacement Services ($)	Acceleration of Unvested Options, RSUs and PUs ($)(1)	Total ($)
Roderick Day(2)	$518,981	$46,671	$551,026	$1,116,678
Marc A. Duale	$1,234,757	$91,145	$1,265,607	$2,591,509
Harold E. Ebbighausen	$1,080,616	$54,756	$2,318,932	$3,454,304
Anne Drapeau	$663,153	$45,000	$1,483,175	$2,191,328

(1)
These amounts are based on a price per share of $30.35 on December 31, 2013.

(2)
The estimated benefits shown for Mr. Day reflect benefits he would have received on December 31, 2013 if he had been a participant in the Severance Program at that time. Taking Mr. Day's cash compensation following his appointment as chief financial officer into account, the total would increase to approximately $1,443,000.

 DIRECTOR COMPENSATION

        The following table provides certain information concerning compensation earned by the directors who were not Named Executive Officers during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Ted R. Antenucci	$87,500		$134,995	$—		$222,495
Clarke H. Bailey	$90,000		$134,995	$9,761	(3)	$234,756
Kent P. Dauten	$93,125		$134,995	$—		$228,120
Paul F. Deninger	$77,500		$134,995	$—		$212,495
Per-Kristian Halvorsen	$78,125	(4)	$134,995	$—		$213,120
Michael W. Lamach	$77,500		$134,995	$—		$212,495
Arthur D. Little	$93,000		$134,995	$9,802	(3)	$237,797
Allan Z. Loren	$35,000		$—	$50,000	(5)	$85,000
Walter Rakowich	$26,666		$109,462	$—		$136,128
Vincent J. Ryan	$88,000	(4)	$134,995	$—		$222,995
Laurie A. Tucker	$78,125		$134,995	$—		$213,120
Alfred J. Verrecchia	$186,250		$159,971	$—		$346,221

(1)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of RSUs granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company's Consolidated Financial Statements included in the Company's Annual Reports on Form 10-K for the year ended December 31, 2013. Each non-employee director, except for Mr. Loren and Mr. Rakowich, was granted 3,953 RSUs on June 6, 2013. Mr. Rakowich received an award of 4,073 RSUs on August 16, 2013 coinciding with his appointment to the Board. Mr. Verrecchia also received a grant of 689 RSUs on March 15, 2013 coinciding with his appointment as Chairman of the Board. As of December 31, 2013, non-employee directors held options to acquire shares of our Common Stock and held RSUs as shown in the table below. All options reflected in the table below are fully vested, and all RSUs reflected are unvested but shall vest in full on May 29, 2014, with the exception of Mr. Verrecchia's 689 RSUs that will vest on March 15, 2014.

Name	Option Awards (#)	Restricted Stock Unit Awards (#)	Total (#)
Ted R. Antenucci	—	3,953	3,953
Clarke H. Bailey	59,089	3,953	63,042
Kent P. Dauten	38,796	3,953	42,749
Paul F. Deninger	12,159	3,953	16,112
Per-Kristian Halvorsen	—	3,953	3,953
Michael W. Lamach	—	3,953	3,953
Arthur D. Little	59,089	3,953	63,042
Allan Z. Loren	—	—	—
Walter Rakowich	—	4,073	4,073
Vincent J. Ryan	47,670	3,953	51,623
Laurie A. Tucker	40,681	3,953	44,634
Alfred J. Verrecchia	16,609	4,642	21,251
(2)
Messrs. Antenucci, Bailey, Halvorsen, Ryan and Verrecchia elected to defer 100% of their RSUs granted in 2013 pursuant to the DDCP. Mr. Little elected to defer 50% of his RSUs granted in

  2013 pursuant to such plan. Following his election to the Board, Mr. Rakowich was eligible to defer a pro-rated portion of his RSU award. Mr. Rakowich elected to defer 100% of his RSUs eligible for deferral, or 3,944 RSUs.

(3)
The amounts reported in the "All Other Compensation" column for Messrs. Bailey and Little consists of amounts paid for health and dental plan coverage.

(4)
Messrs. Ryan and Halvorsen deferred 100% of their cash compensation pursuant to the DDCP.

(5)
Mr. Loren was a director through June 2013. The amount reported in the "All Other Compensation" column for Mr. Loren consists of fees paid by the Company to Mr. Loren in connection with executive coaching services provided by Mr. Loren from July 2013 through December 2013.

        Directors who are employees of the Company do not receive additional compensation for serving as directors. Pursuant to the Company's Compensation Plan for Non-Employee Directors, non-employee directors were paid an annual retainer of $70,000 in 2013, and committee members and committee chairmen received annual retainer fees as set forth below:

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee
Annual Committee Member Retainer	$10,000	$7,500	$7,500	$7,500
Annual Committee Chairman Retainer	$15,000	$10,000	$8,000	$8,000

        In addition, in 2013 the Independent Chairman received an annual retainer of $100,000, and non-employee directors received annual grants of RSUs for the number of shares of our Common Stock equal to $135,000 divided by the fair market value (as defined in the 2002 Plan) on the date of grant. The RSUs will vest 100% on the first anniversary of the grant (or, if earlier, the Company's annual meeting that is closest to the one year anniversary of the grant). Newly elected non-employee directors will receive a pro-rated grant as of the date of their election.

        The DDCP allows non-employee directors to defer the receipt of between 5% and 100% of their retainers. Non-employee directors may also defer some or all of their annual RSU grant under the DDCP. Deferral elections and elections relating to the timing and form of payments are made prior to the period in which the retainers, fees and awards are earned. The Company does not contribute any matching, profit-sharing or other funds to the DDCP for any participating director. Amounts under the DDCP are treated as invested in shares of our Common Stock. The DDCP is administered by the Chairman of the Compensation Committee and the executive vice president, human resources.

CONSIDERATION OF RISK IN OUR COMPENSATION PROGRAMS

        After its annual review of the Company's incentive compensation arrangements for all employees, the Compensation Committee concluded that the components and structure of the Company's compensation plans do not create risks that are reasonably likely to result in a material adverse effect on the Company. The process undertaken to reach this conclusion involved an analysis of the Company's compensation plans by management and the Compensation Committee.

        As described on page 17 of this Proxy Statement, the committee of the Board assigned responsibility for an area of risk receives reports from the Company executives accountable for understanding and mitigating the identified risk and then assesses such reports and independently considers the severity of the risk and mitigating factors.

        In the case of compensation risk, management and the Compensation Committee discussed management's assessment of the risks that may exist in the Company's compensation plans and the factors that mitigate the creation of material risks to the Company by those plans. The management team's assessment was conducted by senior personnel within the human resources and legal departments, including personnel who focus on compensation.

        The management assessment focused on the material elements of the Company's compensation plans for all employees, including (1) the components of compensation that are materially similar to the components of compensation offered to the Company's Named Executive Officers discussed in the "Executive Compensation" section of this Proxy Statement, (2) specific performance measures used for employees and (3) the mix between short-term and long-term compensation, as well as factors in the Company's programs that mitigate potential risks. Management's analysis noted that several factors mitigated excessive risk taking to achieve goals tied to compensation, including (1) individual employee incentive compensation amount maximums, (2) aligning individual performance targets with Company-wide performance, (3) the use of more than one performance metric for short-term and long-term incentives, (4) the adoption of multi-year performance goals in the performance unit portion of the long-term incentive program, (5) setting reasonably attainable goals for all employees, (6) the internal processes and controls for calculating and reviewing bonus payouts, (7) having a clawback policy for executive officers and (8) having a combination of short-term and long-term incentive payouts.

        In the Compensation Committee's review of the Company's compensation plans, the Compensation Committee considered management's assessment of the various elements of the Company's compensation program and factors that mitigate unreasonable risk taking. The Compensation Committee then conducted its own assessment through a discussion of the potential risks and the factors that mitigate risk. The Compensation Committee concluded, based on a combination of factors, including the structure and components of the plans, that the Company's compensation plans do not create risks that are reasonably likely to result in a material adverse effect on the Company.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was, during 2013, an officer or employee of the Company or was formerly an officer of the Company or had any relationship requiring disclosure by us under Item 404 of Regulation S-K of the Exchange Act. Please refer to "Certain Relationships and Related Transactions," below, for additional information. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity or as a director of another entity, one of whose executive officers served on our Compensation Committee. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Certain Relationships and Related Transactions

        The Board has adopted a written Related Person Transaction Policies and Procedures, or the Related Persons Policy, which provides that all transactions with related persons are subject to approval or ratification by our Audit Committee. With certain exceptions, the Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. Under the Related Persons Policy, transactions covered include transactions involving the Company, amounts in excess of $120,000 and a Related Person (a term that includes executive officers, directors, nominees for election as directors, beneficial owners of 5% or more of the Company's stock and immediate family members of the foregoing). The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the counterparty, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director, whether the transaction would represent an improper conflict of interest and whether the transaction is material, among other considerations. In the event that prior approval of a covered transaction is not feasible, the Related Persons Policy provides that a transaction may be approved by the chairman of the Audit Committee in accordance with such Policy. The chairman shall report any such approvals at the next Audit Committee meeting. If the Company becomes aware of a transaction with a Related Person that has not been approved by the Audit Committee prior to its consummation, the matter shall be reviewed by the Audit Committee. The Audit Committee shall review such transaction and evaluate all possible options, including ratification, revision or termination of such transaction and shall take such action as it deems appropriate under the circumstances. The Related Persons Policy is intended to supplement, and not supersede, our other policies and procedures with respect to transactions with Related Persons. Other than the transactions relating to our engagement with Evercore described below, there were no new transactions with related persons that required the review of our Audit Committee in 2013.

        Paul F. Deninger, one of our directors, is a senior managing director at Evercore. In May 2013, we entered into an agreement with Evercore, or the Evercore Engagement, which was amended and restated in August 2013, pursuant to which Evercore agreed to provide financial advisory services to us in exchange for an aggregate fee of up to $3,000,000. In connection with the Evercore Engagement, Mr. Deninger agreed, and Evercore represented, that Mr. Deninger would not be involved with the Evercore Engagement and would not receive any fees or direct compensation in connection with the Evercore Engagement. The Evercore Engagement was approved by the Audit Committee in accordance with our Related Persons Policy. As of December 31, 2013, we have incurred $2,750,000 of fees associated with the Evercore Engagement, including fees associated with the amendment of our credit agreement in August 2013 and discounts and commissions attributable to Evercore's participation as one of the underwriters in our debt offerings in August 2013, as well as monthly retention fees. The Evercore Engagement completed effective December 31, 2013 and the remaining $250,000 payment provided under the agreement, if required to be paid, will be made in 2014 or 2015.

        In 2013 we subleased space to Schooner, which is controlled by Mr. Ryan, one of our directors, for its corporate headquarters in Boston, Massachusetts. Rent was equal, on a per-square-foot basis, to rent that we pay for the space, subject to certain adjustments for utilities. For the year ended December 31, 2013, Schooner paid rent to us totaling approximately $194,000. In February 2014 we relocated our corporate headquarters to a new building in Boston, Massachusetts, and we and Schooner terminated the sublease agreement. We no longer sublease space to Schooner.

Audit Committee Report

        Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.

        The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended December 31, 2013. The Audit Committee has reviewed with management the scope and nature of the Company's internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by AU 380 of Public Company Accounting Oversight Board, or PCAOB, Standards (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the

Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm's independence and concluded that it was acceptable at this time.

        The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 28, 2014. The Audit Committee has approved the reappointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

AUDIT COMMITTEE ALFRED J. VERRECCHIA, Chairman TED R. ANTENUCCI KENT P. DAUTEN WALTER C. RAKOWICH

Independent Registered Public Accounting Firm

        The Company has submitted the selection of the Company's independent registered public accounting firm to a stockholder vote, as set forth in Item 3 above.

        The Audit Committee has established policies and procedures that are intended to control the services provided by our independent registered public accounting firm and to monitor its continuing independence. Under these policies, no audit or non-audit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically pre-approved by the Audit Committee. The Audit Committee may delegate to one or more members the authority to grant the pre-approvals required by this paragraph. The decisions of any member to whom authority is delegated to pre-approve an activity under this paragraph must be presented to the full Audit Committee at each of its scheduled meetings.

        The fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, or collectively, Deloitte, to us for the fiscal years ended December 31, 2012 and December 31, 2013 were as follows:

	FY 2012	FY 2013
Audit Fees	$5,316,000	$5,088,000
Audit-Related Fees(1)	1,305,000	3,048,000
Tax Fees(2)	2,955,000	3,604,000

Deloitte & Touche LLP Total Fees	$9,576,000	$11,740,000

(1)
Audit Related Fees include reviews of proposed accounting, tax and system changes performed in connection with our potential conversion to a REIT in 2012 and 2013.

(2)
Tax Fees include tax compliance work and consulting relating to our potential conversion to a REIT and other tax planning matters in 2012 and 2013.

        The Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, the Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

        The total fees billed to us from Deloitte for services in 2012 and 2013 are set forth above. All the services provided by Deloitte described above were pre-approved by our Audit Committee. The Audit Committee approved the engagement of Deloitte to provide non-audit services because they determined that Deloitte's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 2013, the Company's executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to such persons.

OTHER MATTERS

Other Matters Brought Before the Meeting

        The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

Additional Documentation

        The Company will furnish without charge to any stockholder, upon written or oral request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Requests for such documents should be addressed to the Secretary of Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110, telephone number (617) 535-4766.

By Order of the Board of Directors
ERNEST W. CLOUTIER, Secretary

April 14, 2014

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When the Company uses words such as "believes," "expects," "anticipates," "estimates," "plans" or similar expressions, the Company is making forward-looking statements. Although the Company believes that its forward-looking statements are based on reasonable assumptions, its expected results may not be achieved, and actual results may differ materially from its expectations. For example, this Proxy Statement states that the Company plans to pursue conversion to a REIT. In fact, as previously disclosed, there are significant implementation and operational complexities to address before the Company can convert to a REIT, including obtaining favorable private letter rulings from the Internal Revenue Service, completing internal reorganizations relating to certain of our international operations, testing and validating accounting, information technology and real estate system modifications implemented in connection with our conversion to a REIT, receiving stockholder approvals and making required stockholder payouts, and the timing and outcome of many of these are outside our control. The Company can provide no assurance when conversion to a REIT will be successful, if at all. In addition, REIT qualification involves the application of highly technical and complex provisions of the U.S. Internal Revenue Code of 1986, as amended, to the Company's operations as well as various factual determinations concerning matters and circumstances not entirely within the Company's control. While we have not yet determined if we will be able to convert to a REIT effective January 1, 2014, we began to operate our business in a manner consistent with being a REIT so that we and our stockholders can benefit from our REIT status in 2014 if we are ultimately successful in becoming a REIT effective in 2014. However, we can provide no assurance if or when conversion to a REIT will be successful. Furthermore, if we do convert, the effective date of the REIT conversion could be delayed beyond January 1, 2014, in which event we could not elect REIT status until the taxable year beginning January 1, 2015, at the earliest.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: IRON MOUNTAIN INCORPORATED M73176-P49057-Z62563 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain ! ! ! For Against Abstain IRON MOUNTAIN INCORPORATED INVESTOR RELATIONS ONE FEDERAL STREET BOSTON, MA 02110 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 28, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1a. Ted R. Antenucci 1f. Per-Kristian Halvorsen 1d. Kent P. Dauten 1b. Pamela M. Arway 1c. Clarke H. Bailey 1g. Michael W. Lamach 1e. Paul F. Deninger 1h. William L. Meaney 1j. Vincent J. Ryan 1i. Walter C. Rakowich 1k. Alfred J. Verrecchia 2. The approval of a non-binding, advisory resolution approving the compensation of our named executive officers as described in the Iron Mountain Incorporated Proxy Statement. 3. The ratification of the selection by the Audit Committee of Deloitte & Touche LLP as Iron Mountain Incorporated's independent registered public accounting firm for the year ending December 31, 2014. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. 1. For the election of eleven (11) directors to the Iron Mountain Incorporated Board of Directors for a one-year term or until their successors are elected and qualified. Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! !

IRON MOUNTAIN INCORPORATED Annual Meeting of Stockholders May 29, 2014, 9:00 AM This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints William L. Meaney and Ernest W. Cloutier, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or either one if only one be present, to represent and vote, as designated on the reverse hereof, all of the shares of Common Stock, $0.01 par value per share, of IRON MOUNTAIN INCORPORATED held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on May 29, 2014 at 9:00 AM, local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, MA 02109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting. Continued and to be signed on reverse side M73177-P49057-Z62563 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

QuickLinks

ITEM 1 ELECTION OF DIRECTORS
Directors Not Standing for Re-Election
Committee Membership
ITEM 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
ITEM 3
RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Payouts of Short-Term Incentive Compensation
COMPENSATION TABLES
Summary Compensation Table for 2011, 2012 and 2013
2013 Awards
2012 Awards
2011 Awards
Grants of Plan-Based Awards for 2013
Outstanding Equity Awards at Fiscal Year-End for 2013
Option Exercises and Stock Vested at Fiscal Year-End for 2013
Non-Qualified Deferred Compensation for 2013
Estimated Benefits Upon A Qualifying Termination Under the Applicable Severance Program
Estimated Benefits Upon A Qualifying Termination Under the Applicable Severance Program in Connection with a Change in Control
Estimated Benefits Upon A Qualifying Termination Under the Severance Program in Connection With a Chief Executive Officer Replacement for Mr. Reese
DIRECTOR COMPENSATION
CONSIDERATION OF RISK IN OUR COMPENSATION PROGRAMS
ADDITIONAL INFORMATION
OTHER MATTERS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS